UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NEXTGEN HEALTHCARE, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 17, 2022

To the stockholders of NextGen Healthcare, Inc.:

Notice is hereby given that the 2022 Annual Meeting of NextGen Healthcare, Inc., a Delaware corporation (the “Company”), will be held at 18101 Von Karman Ave, Suite 200, Irvine, CA 92612 on August 17, 2022, at 9:00 a.m. Pacific time, for the following purposes:

1.

To elect the nine directors named in the accompanying proxy statement to our Board of Directors (“Board”), each to serve until the Company’s 2023 Annual Meeting of Stockholders and until their successors are duly elected, subject to earlier resignation or removal. The nominees are David Sides, Julie Klapstein, Geraldine McGinty, Pamela Puryear, Darnell Dent, Jeffrey Margolis, Craig Barbarosh, George Bristol and Morris Panner;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2023;

3.	To approve, on an advisory basis, the Company’s named executive officer compensation (i.e., “Say-on-Pay”);

4.	To conduct an advisory vote on the frequency of the advisory vote on executive compensation (i.e., “Say-on-Pay Frequency”);

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

These items are described more fully in the accompanying proxy statement.

All stockholders are cordially invited to attend the annual meeting in person. Only stockholders of record at the close of business on July 6, 2022, are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements of the annual meeting.

Whether or not you plan to attend the annual meeting, please complete and sign the enclosed proxy card and return it in the enclosed addressed envelope. Your promptness in returning the proxy card will assist in the expeditious and orderly processing of the proxy and will assure that you are represented at the annual meeting even if you cannot attend the meeting in person. You may also vote by telephone or internet by following the instructions on the proxy card. If you return your proxy card or vote by telephone or internet, you may nevertheless attend the annual meeting and vote your shares in person. Stockholders whose shares are held in the name of a broker or other nominee and who desire to vote in person at the meeting should bring with them a legal proxy.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF OUR DIRECTOR NOMINEES NAMED ON THE ENCLOSED PROXY CARD, “FOR” PROPOSALS 2, 3, AND 4.

By Order of the Board of Directors, NEXTGEN HEALTHCARE, INC.

/s/ Jeffrey D. Linton
Jeffrey D. Linton Executive Vice President, General Counsel and Secretary Atlanta, Georgia July 14, 2022

NEXTGEN HEALTHCARE, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 17, 2022

PROXY STATEMENT

SOLICITATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors (“Board”) of NextGen Healthcare, Inc. (“NextGen Healthcare,” the “Company,” “us,” “we” or “our”) for use at our annual meeting of stockholders to be held at 18101 Von Karman Ave, Suite 200, Irvine, CA 92612 on August 17, 2022, at 9:00 a.m. Pacific time, and at any and all adjournments and postponements thereof. All shares represented by each properly submitted and unrevoked proxy received in advance of the annual meeting will be voted in the manner specified therein.

Any stockholder has the power to revoke the stockholder’s proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by delivering a written notice of revocation to our Secretary prior to or at the annual meeting, by voting again on the internet or by telephone (only your latest internet or telephone proxy submitted prior to 11:59 P.M. Eastern time on August 16, 2022 will be counted), by submitting to our Secretary, prior to or at the annual meeting, a later dated proxy card executed by the person executing the prior proxy, or by attendance at the annual meeting and voting in person by the person submitting the prior proxy or voting by ballot at the annual meeting. Stockholders who hold shares in street name through a broker may revoke their proxy and change their vote by following the instructions provided by their broker.

Any stockholder who holds shares in street name and desires to vote in person at the annual meeting should inform the stockholder’s broker of that desire and request a legal proxy from the broker. The stockholder will need to bring the legal proxy to the annual meeting along with valid picture identification such as a driver’s license or passport, in addition to documentation indicating share ownership. If the stockholder does not receive the legal proxy in time, then the stockholder should bring to the annual meeting the stockholder’s most recent brokerage account statement showing that the stockholder owned NextGen Healthcare, Inc. common stock as of the record date. Upon submission of proper identification and ownership documentation, we should be able to verify ownership of common stock and admit the stockholder to the annual meeting; however, the stockholder will not be able to vote at the annual meeting without a legal proxy. Stockholders are advised that if they own shares in street name and request a legal proxy, any previously executed proxy will be revoked, and the stockholder’s vote will not be counted unless the stockholder appears at the annual meeting and votes in person or legally appoints another proxy to vote on its behalf.

We will bear all expenses in connection with the Company’s solicitation of proxies. We will reimburse brokers, fiduciaries, and custodians for their costs in forwarding the Company’s proxy materials to beneficial owners of common stock. Our directors, officers and employees may solicit proxies by mail, telephone and personal contact on behalf of the Company. They will not receive any additional compensation for these activities.

This proxy statement, the accompanying proxy card and our 2022 annual report are being made available to our stockholders on or about July 15, 2022.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on August 17, 2022.

This proxy statement, the notice of our 2022 annual meeting of stockholders and the Company’s 2022 annual report to stockholders are available on our website at https://investor.nextgen.com/.

OUTSTANDING SHARES AND VOTING

Only holders of record of the 68,018,785 shares of our common stock outstanding at the close of business on the record date, July 6, 2022, are entitled to notice of, to attend, and to vote at the annual meeting or any adjournments or postponements thereof. A majority in voting power of the shares of capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business. All properly submitted and unrevoked proxies will be counted in determining the presence of a quorum, including those providing for abstention and broker non-votes. Broker non-votes occur when a stockholder who beneficially owns shares that are held in street name, that is through a broker, does not provide the broker with instructions on how to vote those shares on matters that are considered non-routine. Brokers can vote without instruction from the beneficial owners only on routine matters, such as the ratification of the appointment of our independent auditors. The election of directors, the Say-on-Pay and the Say-on-Frequency are non-routine matters and brokers are not authorized to vote on these matters without instruction. When no instruction is given, it is considered a broker non-vote.

If a quorum is not present or represented at any meeting of the stockholders, the person presiding over the meeting shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided under our Bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

A list containing the names of stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder for any purpose related to the annual meeting for ten (10) days prior to the annual meeting at our principal executive offices at 3525 Piedmont Rd., NE, Building 6, Suite 700, Atlanta, GA 30305, and during the annual meeting. If you wish to review the list of stockholders prior to the annual meeting, please contact our Secretary, Jeffrey D. Linton at: jlinton@nextgen.com, to make arrangements.

Each stockholder will be entitled to one vote, in person or by proxy, for each share of common stock held on the record date.

Approval of Proposal No. 1, election to the Board of each nominee named in this Proxy Statement requires the affirmative vote of the holders of a majority of the votes cast. Thus, the number of shares voted “FOR” any nominee must exceed the number of shares voted “AGAINST” such nominee for such nominee to be elected to serve until the Company’s 2023 Annual Meeting and until his or her successor has been duly elected, or until his or her earlier resignation or removal. Abstentions and broker non-votes are not counted as a vote cast and thus will have no effect.

Any incumbent director nominee who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of election of directors, where the election is uncontested, must tender his or her resignation to the Board, which resignation shall be contingent on the acceptance by the Board in accordance with the policies and procedures adopted by the Board for such purpose. The Nominating and Governance Committee shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board will act on the tendered resignation, and publicly disclose its decision and rationale, within ninety (90) days following certification of the stockholder vote. The Nominating and Governance Committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy pursuant to our Charter and Bylaws.

Approval of Proposal No. 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2023 requires the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes). Thus, the number of votes “FOR” must exceed the number of votes “AGAINST” for this proposal to pass. Brokers are authorized to vote on this proposal without instructions from the beneficial owners and thus broker non-votes are not expected. Abstentions will have no effect on this proposal.

Approval of Proposal No. 3, the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement (i.e., “Say-on-Pay”), requires the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes). Thus, the number of votes “FOR” must exceed the number of votes “AGAINST” for this proposal to pass. Brokers are not authorized to vote on this proposal without instruction from the beneficial owners. Abstentions and broker non-votes will have no effect on this proposal.

Approval of Proposal No. 4, the approval, on an advisory basis, of one of the frequency choices (every One year, Two years or Three years) for future advisory votes on executive compensation (i.e., “Say-on-Pay Frequency”), requires the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes). Abstentions and broker-non-votes will not be considered votes cast on any frequency and thus will have no effect on this proposal. With respect to this proposal, if none of the frequency alternatives (One year, Two years or Three years) receives a majority of the votes cast, we will consider the frequency that receives the highest number of votes to be the frequency that has been selected by our stockholders, on an advisory basis.

The Board recommends that you vote your shares:

1. “FOR” each of the nine (9) nominees for election to the Board;

2. “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2023;

3. “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement; and

4. “ONE YEAR” with respect to the approval, on an advisory basis, of the frequency of future advisory votes on executive compensation.

Unless otherwise instructed, the proxy holders will vote the proxies they receive in accordance with the Board’s recommendations above.

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, the proxy holders will vote the shares for which you grant your proxy on those matters in accordance with their best judgment.

Your vote is very important. Regardless of whether you plan to attend the annual meeting or not, we recommend that you vote as soon as possible. We encourage you to review this Proxy Statement and your proxy card or voting instructions for your voting options and cast your vote in advance of the annual meeting.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

This proxy statement and accompanying materials contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. You can identify forward-looking statements by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue” or other similar expressions. Actual results may differ from those set forth in the forward-looking statements due to a variety of factors, including those contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022, and the Company’s other filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements.

DIRECTORS

Listed below are the nine nominees for election as director. Each nominee currently serves on the Board. Four of the nine directors elected at the Company’s 2021 Annual Meeting of Stockholders were new to the Board and advanced diversity across race, gender, age, and tenure. The Board comprises a diverse group of leaders with decades of experience across healthcare providers, health insurance, life sciences and enterprise software. In addition, the Board has functional experience in commercialization, corporate strategy and M&A, corporate governance and compensation, finance and accounting, human capital, and public company boards. The Board has an average tenure of 5 years, providing a combination of fresh perspectives and institutional knowledge to inform opportunities that build on the Company’s transformation. The Board believes that the collective experiences, viewpoints, and perspectives of the Company’s nominees for directors result in a Board with the commitment and energy to advance the interests of the Company’s stockholders.

Board Diversity Matrix (As of July 13, 2022)
	Total Number of Directors
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
African American or Black	1	1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	5
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Board Skills and Qualifications

The Board and the Nominating and Governance Committee believe the skills, qualities, attributes, and experience of the nominees provide the Company with business acumen.

The biographies below describe the skills, qualities, attributes, and experience of the nominees that led the Board and the Nominating and Governance Committee to determine that it is appropriate to nominate these directors.

Director Biographies

Craig A. Barbarosh, age 54, is a director and has served as our Vice Chair of the Board since November 2015. Currently, he is the Chair of the Board of Landec Corporation and a director at Evolent Health, Inc., where he is a member of the Strategy and Compensation Committees, and Sabra Health Care REIT, Inc., where he is the Chair of the Audit Committee and a member of the Compensation Committee. Mr. Barbarosh previously served on the boards of Aratana Therapeutics, where he was the Chair of the Strategy Committee and a member of the Compensation Committee, Bazaarvoice, Inc., where he was a member of the Compensation Committee, and BioPharmX, Inc., where he was the Chair of the Nominating and Governance Committee and a member of the Audit and Compensation Committees. Mr. Barbarosh also previously served as the Independent Board Observer for Payless Holdings, Inc. and as an independent director of Ruby Tuesday, Inc. Mr. Barbarosh is a partner at the international law firm of Katten Muchin Rosenman LLP, a position he has held since June 2012. Previously, Mr. Barbarosh was a partner of the international law firm of Pillsbury Winthrop Shaw Pittman LLP. He served in several leadership positions while a partner at Pillsbury including serving on the firm’s Managing Board, as the Chair of the firm’s Board’s Strategy Committee, as a co-leader of the firm’s national Insolvency & Restructuring practice section and as the Managing Partner of the firm’s Orange County office. At Katten, Mr. Barbarosh served as a member of the firm’s Executive and Operating Committee from June 2012 through June 2016 and served on the firm’s Board of Directors for seven years. Mr. Barbarosh received a Juris Doctorate from the University of the Pacific, McGeorge School of Law in 1992, with distinction, and a Bachelor of Arts in Business Economics from the University of California at Santa Barbara in 1989. Mr. Barbarosh received certificates for completing executive education courses from the Wharton School of the University of Pennsylvania in Corporate Valuation (2019) and Harvard Business School in Private Equity and Venture Capital (2007), Financial Analysis for Business Evaluation (2010) and Effective Corporate Boards (2015) and from Carnegie Mellon University in Cybersecurity Oversight (2019). Mr. Barbarosh is also a frequent speaker and author on governance and restructuring topics. Our Board has concluded that Mr. Barbarosh, as an experienced board director and attorney specializing in the area of financial and operational restructuring and related mergers and acquisitions, provides our Board with experienced guidance on governance and transactional matters involving our Company. Mr. Barbarosh has been a director since 2009.

George H. Bristol, age 73, is a director. Mr. Bristol is a Managing Director of Janas Associates, a corporate financial advisor, a position he has held since 2010. From August 2006 until March 2010 he served as Managing Director-Corporate Finance of Crowell Weedon & Co. From November 2002 until August 2006, he was a member and Chief Financial Officer of Vantis Capital Management, LLC, a registered investment advisor which managed the Vantis hedge funds totaling over $1.4 billion. Prior to Vantis, he was an investment banker with several firms including Ernst & Young, Paine Webber, Prudential Securities and Dean Witter. He is a graduate of the University of Michigan and Harvard Business School. Our Board has concluded that Mr. Bristol’s experience analyzing, evaluating and understanding financial statements in his various corporate finance positions provides our Board with insight from someone with direct responsibility for strategic and transactional financial matters. Mr. Bristol has been a director since 2008.

Darnell Dent, age 70, is a director. Mr. Dent is an experienced managed healthcare executive with over nineteen years of board service as a director. Currently, he is the principal of Dent Advisory Services, LLC where he serves as a strategic advisor to Softheon, Inc., a leading provider of cloud-based health insurance exchange (“HIX” or “marketplace”) technology that facilitates private and public marketplace participation and administration since 2019. More recently, he served in a similar capacity for Virgin Pulse, part of Sir Richard Branson’s Virgin Group, a global well-being solution provider providing employees with integrated health, well-being, safety, benefits navigation, and care guidance. Mr. Dent was formerly the CEO of FirstCare Health Plans from 2012 to 2018, and a senior executive at University of Pittsburgh Medical Center Health Plan, Community Health Plan of Washington, Health Net, and Lincoln National Corporation. Mr. Dent is also a board member for several non-profit organizations, including the National Association of Corporate Directors and the Managed Healthcare Executive Editorial Advisory Board. Mr. Dent earned his bachelor’s degree from Norfolk State University in Psychology and his MA from Pepperdine University in Public Administration. Our Board has concluded that Mr. Dent should serve on our Board because of his executive expertise in the healthcare insurance industry and his experience having served on private company and non-profit organization boards. Mr. Dent has been a director since 2021.

Julie D. Klapstein, age 67 is a director. Ms. Klapstein was the founding Chief Executive Officer of Availity, LLC, one of the nation’s largest health information networks optimizing the automated delivery of critical business and clinical information among healthcare stakeholders. Ms. Klapstein served as Availity’s Chief Executive Officer and board member from 2001 to 2011. She was the interim Chief Executive Officer at Medical Reimbursements of America, Inc., a private company, from February 2017 to June 2017. Ms. Klapstein’s more than thirty five years of experience in the healthcare information technology industry include executive roles at Phycom, Inc. (President and Chief Executive Officer from 1996 to 2001), Sunquest Information Systems (Executive Vice President), Shared Medical Systems’ Turnkey Systems Division (now Siemens Medical Systems), and GTE Health Systems. Ms. Klapstein is a director of Amedisys Inc. (NASDAQ: AMED), where she serves on the Governance, Quality and Compensation committees, and where she is Lead Director of the Amedisys Board of Directors; Oak Street Health (NYSE: OSH) where she serves on the Compliance committee and chair of the Compensation committee; and MultiPlan Corporation (NYSE: MPLN) where she serves on the Audit committee. She also currently serves on the board of directors of a private company, Revecore, which specializes in complex claims solutions and payment integrity for hospitals. Ms. Klapstein previously was a director for two public companies, Annie’s Homegrown/Annies, Inc. from January 2012 to September 2014, where she served on the Governance, Compensation, and Audit committees, and Standard Register Inc. from April 2011 to November 2014, where she served on the Governance, Compensation, and Audit committees. She also has been a director for multiple private companies. Ms. Klapstein earned her bachelor’s degree from Portland State University in Portland, Oregon. Our Board has concluded that Ms. Klapstein should serve on our Board based on her extensive knowledge of the healthcare industry including healthcare information technology, relevant executive and management experience, and public company board experience. Ms. Klapstein has been a director since 2017.

Jeffrey H. Margolis, age 59, is a director and has served as the Chair of our Board since November 2015. Mr. Margolis is the former Chair & CEO, serving in both roles from April 2013 through April 2020 and Chair through November 2021, of Welltok, Inc., a data-driven, enterprise SaaS company that develops and delivers a consumer activation platform to the healthcare industry. Mr. Margolis is Chair Emeritus of TriZetto Corporation, a recognized leader of in the provision of health information technology for payers and providers and the originator of the industry-vertical SaaS model, where he served as the founding CEO beginning in 1997, served as Chair and CEO until 2010 (publicly traded on NASDAQ from October 1999—August 2008), and continued as Chair until October 2011. Mr. Margolis also served as Senior Executive Advisor to the Oliver Wyman Health Innovation Center, an organization that identifies and disseminates ideas and best practices that aim to transform healthcare, during 2012 and 2013. From 1989 to 1997, Mr. Margolis served as Senior Vice President and Chief

Information Officer of FHP International Corp. and its predecessors, a publicly traded company that focused on the delivery of managed group and individual health care insurance and hospital and ambulatory-based clinical services along with a broad array of healthcare ancillary services. Earlier in his career, Mr. Margolis served in various positions with Andersen Consulting including his final position as Manager, Healthcare Consulting. Mr. Margolis currently serves on the board of directors of Alignment Healthcare, Inc. (NASDAQ: ALHC), a publicly traded population health management company, TriNetX, Inc., a private, for-profit data and software-as-a-service entity that supports clinical trials, Hydrogen Health Management Feeder, LLC, Get-Grin, Inc., a tele-orthodontic IT Platform, and DNAnexus, a multi-omics data management entity. He has previously served on a variety of other for-profit boards. He also has served on a number of not-for-profit boards of directors. Mr. Margolis is currently a director of Hoag Hospital and Chair of the Hoag Clinic in Newport Beach, California. He is a member of the board of governors at Cedars-Sinai in Los Angeles, California and is on the Advisory Boards of the University of California at Irvine’s Center for Healthcare Management & Policy and Center for Digital Transformation. Mr. Margolis also serves as a Senior Advisor to Blackstone (NYSE: BX), one of the world’s largest investment firms. A published author of several books on the topics of healthcare information technology and systems, Mr. Margolis earned a bachelor’s degree in business administration/management information systems with high honors from the University of Illinois in 1984 and holds CPA certificates (currently inactive) in Colorado and Illinois. Our Board has concluded that Mr. Margolis should serve on our Board based on his experience as a chief executive officer in the health care information technology sector and his experience as an executive officer and director of various companies. Mr. Margolis has been a director since 2014.

Geraldine McGinty, MD, MBA, FACR, age 58, is a director. A faculty member at Weill Cornell Medicine in New York City since March 2014, Dr. McGinty serves several roles including Senior Associate Dean of Clinical Affairs and Professor of Clinical Radiology and Population Health Sciences. She formerly served as Chief Strategy Officer and Chief Contracting Officer for the Weill Cornell Medicine Physician Organization, which includes more than 1,600 members. Her role as lead negotiator for managed care contracts at Weill Cornell Medicine incorporated both traditional fee for service agreements as well as value-based payment arrangements. Her broad experience includes: serving as an advisor to the CPT Editorial Panel, the JCAHO and the National Quality Forum, Chair of the American College of Radiology’s Commission on Economics and radiology member of the AMA’s Relative Value Update Committee. She was elected as the Chair of the ACR’s Board of Chancellors from May 2018 to August 2021, the first woman to hold this office. She has also served as Managing Partner of a 70-physician multispecialty medical group on Long Island. She was until September 2021 a Non-Executive Director of IDA Ireland, the national foreign direct investment agency and serves on the Medical Advisory Board of Agamon, a healthcare technology start-up. Dr. McGinty earned her MBA from Columbia University and her MB (MD equivalent) from the National University of Ireland, Galway. Our Board has concluded that Dr. McGinty should serve on our Board as Dr. McGinty is an internationally recognized expert in health care strategy, a practicing Radiologist, and an unwavering advocate for patient-centered care with strong advocacy for the intersection of technology and healthcare and, in 2019, was named as one of the 2019 Most Powerful Women in Health IT by Health Data magazine. Dr. McGinty has been a director since 2021.

Pamela S. Puryear, PhD, MBA, age 58, is a director. Dr. Puryear is a business executive with 35 years of global experience in healthcare, financial services, consulting, and retail. From 2009 to 2021, Dr. Puryear held several executive leadership roles, including Executive Vice President, Global Chief Human Resources Officer at Walgreens Boots Alliance; Senior Vice President, Chief Human Resources Officer at Zimmer Biomet; Senior Vice President, Chief Talent Officer at Pfizer Inc.; and Vice President, Organizational Development and Chief Talent Officer at Hospira Inc. In these global executive team roles, she has driven value creation through her expertise in human capital management, organizational transformation, innovation, and operational excellence. Earlier, Dr. Puryear led an independent organizational development consulting practice for 12 years working globally and across industry sectors, including healthcare, consumer products, financial services, professional services and insurance. Dr. Puryear spent her first 10 years post-MBA in financial services in the real estate investment advisor industry. Dr. Puryear is a recognized business and human capital thought leader who has received numerous honors, most recently, the 2021 “Elite 100”, recognizing black female executives changing the face of corporate America, and she was inducted into the Executive Leadership Council (ELC), the preeminent member organization for Black Executives in 2019. Dr. Puryear is a director at Rockley Photonics (NYSE: RKLY) where she serves as the Chair of the Compensation Committee and as a member of the Nominating and Governance Committee, a director at Standard Motor Products (NYSE: SMP), where she serves on all committees, and a director at SpartanNash (NASDAQ: SPTN) where she serves on the Compensation and Audit Committees. Dr. Puryear holds a PhD degree in organizational psychology; an MBA degree from the Harvard Business School; and a BA degree in psychology with a concentration in organizational behavior from Yale University. Our Board has concluded that Dr. Puryear should serve on our Board as she is a seasoned global business executive with a demonstrated track record of success in senior executive positions in the pharmaceutical, medical device and pharmacy sectors of the healthcare industry with deep understanding of human capital issues. Dr. Puryear has been a director since 2021.

Morris Panner, age 59, is a director. Mr. Panner is a long tenured executive with expertise in both healthcare software companies, including SaaS capabilities, and the law. Currently, Mr. Panner is the President of Intelerad Medical Systems, Inc., a medical imaging management solutions company. Prior to his current role, from 2011 until 2021, Mr. Panner was Chief Executive Officer of Ambra Health (formerly DICOM Grid), a cloud-based healthcare software company that manages diagnostic imaging and related healthcare data. Prior to joining Ambra Health as Chief Executive Officer in September 2011, Mr. Panner was the Chief Executive Officer of Townflier, Inc. and related affiliates that provide group communications services, from May 2010 to August 2011. Previously, from April 2000 to May 2010, he was Chief Executive Officer of OpenAir, Inc., a SaaS project management company, which he led from start-up to its successful acquisition by NetSuite Inc., a provider of an integrated web-based business software suite, in 2008. Following the acquisition, Panner led the OpenAir division of NetSuite, during which time he oversaw the acquisition and integration of OpenAir’s nearest competitor, QuickArrow, Inc., as well as the expansion of OpenAir internationally. Mr. Panner served as a board member and as Chair of the Board of the Software Division of the Software and Information Industry Association. Mr. Panner is a lawyer who served as an Assistant United States Attorney, the Resident Legal Advisor in Bogota, Columbia for the U.S. Department of Justice and as the Principal, Deputy Chief of the Narcotics and Dangerous Drug Section of the U.S. Department of Justice. He served on the board of directors of Unanet Technologies, Inc., a software development company specializing in services automation solutions for project-based companies. He currently serves on the External Advisory Board for the Imaging Data Commons of the National Cancer Institute (NCI) at the National Institutes of Health (NIH), and on the board of Drug Strategies, a non-profit research institution on issues of drug addiction and treatment. Mr. Panner was previously a director of the Washington Office on Latin America, a not-for-profit organization, from 2003 to 2009. Mr. Panner graduated from Yale College with a BA in History in 1984 and from the Harvard Law School with a JD in 1988. Our Board has concluded that Mr. Panner’s qualifications as a director include his executive experience at software companies, including at health care software companies, and his legal training. Mr. Panner has been a director since 2013.

David Sides, age 52, was appointed President and Chief Executive Officer in September 2021. Prior to joining the Company, Mr. Sides served as Chief Operating Officer at Teladoc Health (TDOC), the global leader in virtual care, where he led the company’s worldwide commercial and operations teams. During his tenure at Teladoc, revenues doubled in 2020 and exceeded $2.1 billion in 2021. Previously, Mr. Sides served as CEO of Streamline Health (STRM), which offers revenue cycle management solutions for healthcare providers. Mr. Sides led the full-scale turnaround of Streamline Health, growing revenue, EBITDA and cash flow organically. Prior to that, Sides was recruited by TPG to serve as CEO of iMDsoft, an Israeli headquartered provider of clinical information systems and electronic medical records for critical, perioperative and acute care organizations. Under Mr. Sides’ leadership, iMDsoft delivered a more than 30% increase in revenue while investing in new systems and processes. Earlier in his career, Mr. Sides worked for Cerner Corporation, a leading supplier of health information technology services, devices and hardware, from 1995-2012. Among other roles, he served as Senior Vice President, World Wide Consulting, where he led Cerner’s professional services in 24 countries and owned global P&L and functional responsibilities from sales through implementation for the business. At Cerner, he created new methodologies for deployment, new service lines and development plans for

3,500 associates, growing the consulting business from $643 million in 2008 to $1.031 billion in 2012. Mr. Sides is a former director at EMIS Group (EMIS.L), a major provider of healthcare software, information technology and related services in the UK, and at Streamline Health. He is a Fellow in the American College of Healthcare Executives and is NACD Directorship Certified. Mr. Sides holds a B.A. in Biophysics from the University of California, Berkeley, and an MBA and MHA from the University of Missouri, Columbia. Our Board has concluded that Mr. Sides’ position as our President and Chief Executive Officer, as well as his prior executive experience with other companies, provides our Board with the perspective of a person with significant executive management and healthcare information technology industry experience who is involved in the Company’s day to day activities.

NON-DIRECTOR EXECUTIVE OFFICERS

James R. Arnold, Jr., age 65, was appointed our Executive Vice President and Chief Financial Officer in March of 2016, and on July 28, 2021, the Board appointed Mr. Arnold to serve as the interim principal executive officer. Prior to joining the Company, Mr. Arnold served as Chief Financial Officer and Executive Board member of Kofax Ltd., a publicly traded software company, from June 2010 to May 2015, where Mr. Arnold participated in and facilitated the strategic process that resulted in the sale of Kofax Ltd.’s enterprise software division. From 2004 to 2009, Mr. Arnold was Senior Vice President at Nuance Communications, Inc., a publicly traded software company, where he also served as Chief Financial Officer from 2004 to 2008. Previously, Mr. Arnold held numerous other senior-level finance positions at technology companies, to include roles as Vice President Corporate Controller at Cadence Design Systems, Inc., Chief Financial Officer at Informix Software, Inc., and Corporate Controller at Centura Software Corporation. Additionally, from 2003 to 2010 he served as director and chair of the audit committee at Selectica, Inc., where he also was co-chair of the board in 2010. Earlier in his career, Mr. Arnold provided consulting and auditing services to companies in diverse industries while at Price Waterhouse LLP. Mr. Arnold holds a Bachelor of Business Administration degree in Finance from Delta State University in Cleveland, Mississippi, and a Master’s degree in Business Administration from Loyola University in New Orleans, Louisiana.

David A. Metcalfe, age 59, was appointed our Executive Vice President and Chief Technology Officer in February 2016. Prior to joining the Company, Mr. Metcalfe served as Vice President of R&D at Becton, Dickinson & Company, a leading worldwide medical technology company, from March 2015 to January 2016. Previously, Mr. Metcalfe was Vice President of Product Development at CareFusion Corp., a global medical technology company servicing the critical care market, from September 2012 to March 2015, at which time CareFusion was acquired by Becton, Dickinson & Company. From 2008 to 2012, Mr. Metcalfe was Vice President of Development for Allscripts Healthcare Solutions, a provider of healthcare information technology solutions. Earlier in his career, Mr. Metcalfe held numerous other senior-level development positions at technology companies. Mr. Metcalfe holds a Bachelor of Science in Instrumentation and Control Engineering from Teesside University in Middlesbrough, England.

Jeffrey D. Linton, age 59, became our Executive Vice President, General Counsel and Secretary in December of 2017. Prior to joining the Company, Mr. Linton served as General Counsel and Secretary of Applied Proteomics, Inc. from November 2016 to November 2017. Previously, Mr. Linton was Senior Vice President, General Counsel and Secretary of Sequenom, Inc. from September 2014 to October 2016. Before joining Sequenom, Mr. Linton was Senior Vice President and General Counsel at Beckman Coulter, Inc. from July 2011 to September 2014 and, prior to that, was Vice President, Deputy General Counsel from September 2008 to July 2011. Before joining Beckman Coulter, Mr. Linton was President of the research products and services division of Serologicals Corporation, a company that developed, manufactured and sold life science research products and technologies, diagnostic kits and drug discovery services. Before that role, he served as Vice President, Law, Corporate Business Development and Public Affairs at Serologicals from October 2000 to April 2003. He has held various other positions in law, government and public affairs and human resources. Mr. Linton earned a B.A., magna cum laude, from Butler University and a J.D., cum laude, from the University of Notre Dame Law School. He is a member of the Board of Directors of the Notre Dame Law Association.

Srinivas S. Velamoor, age 47, became our Chief Growth & Strategy Officer and Executive Vice President, in July 2022. Mr. Velamoor brings two decades of experience in driving growth and performance at leading global healthcare, financial services and technology organizations. Prior to joining the Company, Mr. Velamoor served as a partner and the health sector leader of McKinsey & Company’s North America digital analytics and ‘Leap’ business building practices. Over a decade at McKinsey, he orchestrated the growth and scale-up of the firm’s healthcare technology and digital health practices and led the creation, scaling and commercial acceleration of several new digital health businesses. Before joining McKinsey & Company, Velamoor was a principal at both PricewaterhouseCoopers and Diamond Management & Technology Consultants, where he advised industry leading firms in financial services and healthcare. Mr. Velamoor received an MBA in Finance from The Wharton School at The University of Pennsylvania, and a BSE in Biomedical Engineering, Electrical Engineering and Economics from Duke University.

Donna Greene, age 59, has been the Executive Vice President of Human Resources at the Company since December 2017. She joined the Company in 2011 as the Senior Director of Human Resources and served in that role until 2012. Greene also served as the Company’s Vice President of Human Resources from 2012 to 2013 and Senior Vice President of Human Resources from 2013 to 2017. Prior to her employment with the Company, Ms. Greene was the corporate director of Human Resources for Alliance Healthcare Services from 2007 to 2011. She graduated with a Bachelor of Science in Economics from the University of California, Los Angeles in 1984, and an advanced certification in Human Resources and Business Leadership from the University of California, Irvine in 2011.

Mitchell L. Waters, age 57, became our Executive Vice President of Commercial Growth in January 2022. Mr. Waters joined the Company in December 2016 as the Senior Vice President, Sales, and served in that role until 2022. Prior to joining the Company, Mr. Waters spent 28 years at McKesson Corporation in leadership roles within the technology, automation and pharmaceutical business units. While employed full-time at McKesson, Mr. Waters earned a Master of Business Administration from Auburn University. Mr. Waters earned his B.S. in Industrial Management from Georgia Institute of Technology, Atlanta, Georgia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated in the related footnotes, the following table sets forth information with respect to the beneficial ownership of our common stock as of the record date of July 6, 2022, by:

•	each of our directors;

•	each of our named executive officers (“NEOs”);

•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock; and

•	all of our directors, director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, unless indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying options, if any, that currently are exercisable or are scheduled to become exercisable for shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 68,018,785 shares of common stock outstanding as of July 6, 2022.

Unless otherwise indicated, the address of each of the beneficial owners named in the table is c/o NextGen Healthcare, Inc., 3525 Piedmont Rd., NE, Building 6, Suite 700, Atlanta, Georgia. Messrs. Barbarosh, Bristol, Dent, Margolis, Panner, Ms. Klapstein and Drs. McGinty and Puryear are current directors. Our NEOs for our fiscal year 2022 were Messrs. Sides, Arnold, Metcalfe, Velamoor and Waters, as well as John R. Frantz, our former President and Chief Executive Officer, each of whom is included in the table below.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned
Craig A. Barbarosh	64,183		*
George H. Bristol	63,320		*
Darnell Dent	11,459		*
Julie D. Klapstein	50,535		*
Jeffrey H. Margolis	125,047		*
Geraldine McGinty	13,308		*
Morris Panner	80,474		*
Pamela Puryear	11,459		*
David Sides	649,381		*
James R. Arnold, Jr.	876,395	(1)	1.3%
David A. Metcalfe	423,089	(2)	*
Srinivas Velamoor	354,684		*
Mitchell L. Waters	78,454	(3)	*
John R. Frantz	—		*
Sheldon Razin	10,200,327	(4)	15.0%
Blackrock, Inc.	9,930,776	(5)	14.6%
Brown Capital Management, LLC	1,495,268	(6)	2.2%
The Vanguard Group	6,495,700	(7)	9.5%
All directors and executive officers as a group	3,120,041	(8)	4.5%

*	Represents less than 1.0%.

(1)	Includes 425,000 shares underlying options vested as of the record date or within 60 days thereafter.
(2)	Includes 272,324 shares underlying options vested as of the record date or within 60 days thereafter.
(3)	Includes 15,214 shares underlying options vested as of the record date or within 60 days thereafter.
(4)

This information is derived from a Schedule 13D/A filed by Sheldon Razin on October 14, 2021. According to the Schedule 13D/A, Sheldon Razin had shared power to vote 10,200,327 shares and shared power to dispose of 10,200,327 shares.

(5)

This information is derived from a Schedule 13G/A filed by BlackRock, Inc. on January 27, 2022. According to the Schedule 13G, BlackRock, Inc. had sole power to vote 9,763,556 shares, sole power to dispose of 9,930,776 shares, and no shared power to vote or dispose of shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)

This information is derived from a Schedule 13G/A filed by Brown Capital Management, LLC as primary filer on January 10, 2022. Brown Capital Management, LLC beneficially owned 1,495,268 shares. Within those shares are 848,958 shares beneficially owned by The Brown Capital Management Small Company Fund, a series portfolio of Brown Capital Management Mutual Funds, a Delaware statutory trust, which is managed by Brown Capital Management, LLC. According to the Schedule 13G/A, Brown Capital Management, LLC had sole power to vote 974,742 shares, sole power to dispose of 1,495,268 shares, and no shared power to vote or dispose of shares. The Brown Capital Management Small Company Fund had sole power to vote 848,958 shares, sole power to dispose of 848,958 shares, and no shared power to vote or dispose of shares. The address for Brown Capital Management, LLC and The Brown Capital Management Small Company Fund is 1201 N. Calvert Street, Baltimore, MD 21202.

(7)

This information is derived from a Schedule 13G/A filed by The Vanguard Group on February 10, 2022. According to the Schedule 13G/A, The Vanguard Group had no shares with sole voting power, shared power to vote 45,478 shares, sole power to dispose of 6,405,492 shares, and shared power to dispose of 90,208 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(8)

Includes 850,538 shares underlying options vested as of the record date of within 60 days thereafter. This group includes all current executive officers, including those not reported in this proxy, and directors.

CORPORATE GOVERNANCE

Corporate Governance Highlights

The following are highlights of our governance practices:

•	The roles of Chief Executive Officer and Chair of the Board are separate

•	Eight (8) out of nine (9) members of the Board, including the Chair of the Board, are independent directors and meet regularly in executive session

•	Committees of the Board are comprised only of independent directors

•	We have implemented robust stock ownership guidelines for our directors and senior executive officers

•	We have implemented a robust anti-hedging and pledging policy

•	Directors are generally elected by our stockholders on an annual basis, and we have a long history of an unclassified board

•	Effective October 13, 2021, we reincorporated in the State of Delaware and our governing documents were amended to, among other things:

•	Eliminate cumulative voting (which prevents minority stockholders from wielding undue control)

•

Adopt a majority vote standard in uncontested director elections with a plurality carveout for contested director elections, which is supplemented by a mandatory resignation policy for directors who do not receive a majority vote

•

Adopt proxy access, which permits a stockholder or group of no larger than twenty (20) stockholders holding 3% or greater ownership of the Company’s common stock for three (3) years the opportunity to include in our proxy materials a number of nominees for election as directors up to the greater of two (2) and 20% of the Board

•	Of the nine (9) directors currently serving on our Board, five (5) (more than 50%) were newly elected to the Board during the previous five (5) years

•	Four (4) out of nine (9) members of the Board self-identify as diverse (either racial/ethnic or gender)

•	We have an active stockholder outreach and engagement program

•	All of our directors are members of the National Association of Corporate Directors (NACD)

INFORMATION ABOUT OUR BOARD OF DIRECTORS, BOARD COMMITTEES AND RELATED MATTERS

Board of Directors

General

Our business, property and affairs are managed under the direction of our Board. Directors are kept informed of our business through discussions with our executive officers, by reviewing materials provided to them and by participating in meetings of our Board and its committees. For the fiscal year ended March 31, 2022, our Board consisted of nine directors who are elected to serve until the election and qualification of their respective successors.

Director Independence

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed Company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in Nasdaq listing standards, as in effect from time to time. Based on definitions of independence established by Nasdaq, SEC rules and regulations, guidelines established in our Bylaws, and the determinations of our Nominating and Governance Committee and our Board, Messrs. Barbarosh, Bristol, Dent, Margolis and Panner, Ms. Klapstein, and Drs. McGinty and Puryear, are independent. Mr. Sides is not independent because he serves on our management team as President and Chief Executive Officer.

The Nasdaq independence definition includes a series of objective tests, such as that the director or director nominee is not and has not been for the past three years an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq rules, our Board has made a subjective determination as to each independent director and director nominee that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment of such director or director nominee in carrying out his or her responsibilities as a director. In making these determinations, our Board reviewed and discussed information provided by our directors, director nominees and management about each director’s and director nominee’s business and personal activities as they may relate to our management and us. The independent members of our Board meet periodically in executive session without management.

Attendance at Board and Stockholders’ Meetings

During the fiscal year ended March 31, 2022, our Board held eight (8) meetings. No director attended less than 75% of the aggregate of all Board meetings or meetings held by any committee of the Board on which they served (during the periods that they served) during the fiscal year ended March 31, 2022.

Board Leadership Structure

The Board believes that its current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of the Company’s stockholders, and the Company’s overall corporate governance. The Board currently believes that the separation of the Chair and the Chief Executive Officer roles allows the Company’s Chief Executive Officer to focus his time and energy on operating and managing the Company. The Board periodically reviews this leadership structure to determine whether it continues to best serve the Company and its stockholders. For the upcoming term, the Board determined that the historical justification for a Vice Chair role is no longer present and therefore intends to eliminate that position at the conclusion of the current term.

Executive Sessions of Independent Directors

The independent directors of the Company meet regularly in executive session, i.e., with no management directors or management present. These executive sessions may include such topics as the independent directors determine. During these executive sessions, the independent directors have access to members of management and other guests as the independent directors determine.

Annual Board and Committee Evaluations

In accordance with its Charter, the Nominating and Governance Committee is responsible for facilitating an annual evaluation of the Board. The Nominating and Governance Committee also oversees the annual performance evaluation of the committees of the Board.

Board Involvement in Risk Oversight

Our Board is actively engaged, as a whole, and also at the committee level, in overseeing management of our risks. Our Board regularly reviews information regarding our personnel, technology, liquidity, and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees management of financial risks, cybersecurity, and potential conflicts of interest. Our Nominating and Governance committee manages risks associated with the independence and qualifications of our directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through committee reports about such risks and matters which may evolve into risks.

Board Committees and Charters

The Board currently has three standing committees:

•	The Audit Committee

•	The Compensation Committee; and

•	The Nominating and Governance Committee

The Board has adopted written charters for each of the three standing committees that satisfy the applicable standards of the SEC and the Nasdaq. The Board has determined that the chair and each of the committee and all committee members are independent under applicable Nasdaq and SEC rules for committee memberships.

Audit Committee

Our Board has an Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), that consists of Mr. Bristol (Chair), Ms. Klapstein, and, effective October 13, 2021, Dr. Puryear. Prior to Dr. Puryear’s appointment, the Audit Committee was comprised of Mr. Bristol (Chair), Ms. Klapstein and Mr. Lance E. Rosenzweig. Mr. Rosenzweig was not elected to serve on the Board at the 2021 Annual Meeting of Stockholders.

Our Audit Committee is comprised entirely of independent directors under SEC and Nasdaq rules and operates under a written charter adopted by our Board. The duties of our Audit Committee include meeting with our independent public accountants to review the scope of the annual audit and to review our quarterly and annual financial statements before the statements are released to our stockholders. Our Audit Committee also evaluates the independent public accountants’ performance and determines whether the independent registered public accounting firm should be retained by us for the ensuing fiscal year. In addition, our Audit Committee reviews our internal accounting and financial controls and reporting systems practices and is responsible for reviewing, approving and ratifying all related party transactions. Our Audit Committee also exercises primary oversight, on behalf of the Board, over management’s execution of the Company’s cybersecurity and data privacy function.

During the fiscal year ended March 31, 2022, our Audit Committee held five (5) meetings. Our Audit Committee’s current charter is posted on our internet website at www.nextgen.com. Our Audit Committee and our Board have confirmed that our Audit Committee does and will continue to include at least three independent members. Our Audit Committee and our Board have confirmed that Mr. Bristol met applicable Nasdaq listing standards for designation as an “Audit Committee Financial Expert”.

Nominating and Governance Committee

Our Board has a Nominating and Governance Committee that consists of Messrs. Panner (Chair), Barbarosh, and, effective October 13, 2021, Mr. Dent. Prior to Mr. Dent’s appointment, the Nominating and Governance Committee was comprised of Messrs. Panner (Chair), Barbarosh and Bristol. Our Nominating and Governance Committee is responsible for identifying and recommending nominee candidates to our Board, and is required to be composed entirely of independent directors. Our Nominating and Governance Committee may receive suggestions from current Board members, our executive officers or other sources, which may be either unsolicited or in response to requests from our Nominating and Governance Committee for such candidates. Our Nominating and Governance Committee may also, from time to time, engage firms that specialize in identifying director candidates.

Our Nominating and Governance Committee will also consider on the same basis nominees recommended by stockholders for election as a director. Recommendations should be sent to our Secretary and should include the candidate’s name and qualifications and a statement from the candidate that he or she consents to being named in our proxy statement and will serve as a director if elected. In order for any candidate to be considered by our Nominating and Governance Committee and, if nominated, to be included in our proxy statement, such recommendation must be received by the Secretary within the time period set forth under “Proposals of Stockholders,” below.

Our Nominating and Governance Committee works with our Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and experience. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to our Board. In evaluating the suitability of individual candidates, our Nominating and Governance Committee takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly traded company in today’s business environment; understanding of our business; educational and professional background; personal accomplishment; and geographic, gender, age, and ethnic diversity. Our Nominating and Governance Committee evaluates each individual in the context of our Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. Our Nominating and Governance Committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to our Board during their current term.

Once a person has been identified by our Nominating and Governance Committee as a potential candidate, our Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If our Nominating and Governance Committee determines that the candidate warrants further consideration, the Chair of the Committee or another member of our Nominating and Governance Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on our Board, our Nominating and Governance Committee may request information from the candidate, review the person’s accomplishments and qualifications and may conduct one or more interviews with the candidate. Our Nominating and Governance Committee may consider all such information in light of information regarding any other candidates that our Nominating and Governance Committee might be evaluating for nomination to our Board. Nominating and Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater firsthand knowledge of the candidate’s accomplishments.

Our Nominating and Governance Committee may also engage an outside firm to conduct background checks on candidates as part of the nominee evaluation process. Our Nominating and Governance Committee’s evaluation process does not vary based on the source of the recommendation, though in the case of a stockholder nominee, our Nominating and Governance Committee and/or our Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. Our Nominating and Governance Committee also has authority to develop and recommend to the Board a set of corporate governance principles, to evaluate the nature, structure and operations of the Board and its committees and to make recommendations to address issues raised by such evaluations. During the fiscal year ended March 31, 2021, our Nominating and Governance Committee held eleven (11) meetings. Our Nominating and Governance Committee’s current charter is posted on our internet website at www.nextgen.com.

Proxy Access

Our Bylaws provide for “proxy access” by permitting a stockholder or group of no larger than 20 stockholders holding 3% or greater ownership of NextGen Healthcare, Inc.’s common stock for three years the opportunity to include our proxy materials a number of nominees for election as directors up to the greater of 2 and 20% of the Board of Directors.

Majority Voting for Directors with Plurality Carve-out For Contested Elections; Director Resignation Policy

Our Bylaws provide that, in the case of an uncontested director election (i.e., where the number of nominees is the same as the number of directors to be elected), each director shall be elected by the vote of the majority of the votes cast with respect to such director’s election, and in the case of a contested election, directors shall be elected by the vote of a plurality of the votes cast. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” such director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” such director’s election).

Any incumbent director nominee who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of election directors, where the election is uncontested, must tender his or her resignation to the Board, which resignation shall be contingent on the acceptance by the Board in accordance with the policies and procedures adopted by the Board for such purpose. The Nominating and Governance Committee shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board will act on the tendered resignation, and publicly disclose its decision and rationale, within 90 days following certification of the stockholder vote. The Nominating and Governance Committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy pursuant to our Charter and Bylaws.

Compensation Committee

Our Board has a Compensation Committee that consists of Mr. Barbarosh (Chair), Ms. Klapstein, and, effective October 13, 2021, Dr. McGinty. Prior to Dr. McGinty’s appointment, the Compensation Committee was comprised of Messrs. Barbarosh (Chair), Panner and Ms. Klapstein.

Our Compensation Committee is composed entirely of independent directors under Nasdaq rules, and is responsible for (i) ensuring that senior management will be accountable to our Board through the effective application of compensation policies, (ii) monitoring the effectiveness of our compensation plans applicable to senior management and our Board (including committees thereof) and (iii) approving the compensation plans applicable to senior management. Our Compensation Committee establishes and approves compensation policies applicable to our executive officers. During the fiscal year ended March 31, 2022, our Compensation Committee held nine (9) meetings. Our Compensation Committee’s current charter is posted on our internet website at www.nextgen.com.

Our executive officers have played no role in determining the amount or form of director compensation. At the request of the Compensation Committee, our executives provide information from time to time to our Compensation Committee about certain accomplishments, recommendations, qualitative assessments or other metrics regarding the NEOs to assist our Compensation Committee in making compensation decisions for the NEOs. We also have conducted discussions with our NEOs concerning information regarding their performance and prospects.

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of an independent compensation consultant, legal counsel or other advisers to assist in carrying out the Compensation Committee’s duties and responsibilities. Prior to selecting a compensation adviser, the Compensation Committee shall assess whether work performed or advice rendered by such compensation adviser would raise any conflicts of interest. From time to time, the Compensation Committee has engaged independent compensation consultants to advise it on matters of Board and executive compensation. In each case, the Compensation Committee has utilized these compensation consultants to compile and present peer-group compensation data to the Compensation Committee, but did not delegate any authority to the consultants to determine or recommend the amount or form of executive compensation. The Compensation Committee also consults publicly available compensation data from time to time as part of its Board and executive compensation decisions. For fiscal year 2022, there were no conflicts of interest with respect to any compensation advisers.

Executive Leadership & Board Oversight Committees

For the transition period between the departure of John R. Frantz on June 18, 2021, our former President and Chief Executive Officer and Mr. Sides’ appointment as President and Chief Executive Officer, the Board, on June 16, 2022, established an executive leadership committee, consisting of Messrs. Arnold, Metcalfe and Velamoor, as well as Ms. Greene (the “Leadership Committee”), to lead the Company on an interim basis, along with a board oversight committee, consisting of Messrs. Barbarosh and Margolis (the “Board Oversight Committee”), to work with and oversee the Leadership Committee. The Leadership and Board Oversight Committees were dissolved following the appointment of Mr.  Sides in September 2021.

Related Matters

Audit Committee Report

The following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C of the Exchange Act, or the liabilities of Section 18 of the Exchange Act. The Audit Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates it by reference.

Our Audit Committee reports to our Board and provides oversight of our financial management, independent registered public accounting firm, and financial reporting system, including accounting policy. Management is responsible for our financial reporting process, including our system of internal control, and for the preparation of our consolidated financial statements. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion on those statements and on management’s assessment of internal control over financial reporting and for reviewing our quarterly financial statements. The Audit Committee has reviewed and discussed our audited consolidated financial statements and the assessments of internal control contained in its annual report on Form 10-K for the fiscal year ended March 31, 2022, with management and our independent registered public accounting firm.

The Audit Committee selects and retains the independent registered public accounting firm, and once retained, the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. The Audit Committee has received from our independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the PCAOB regarding our independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with our independent registered public accounting firm its independence.

The Audit Committee discussed the overall approach, scope and plans for its audit with our independent registered public accounting firm. At the conclusion of the audit, the Audit Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of our internal control and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, our Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2022, and for filing with the SEC.

The Audit Committee has re-appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2023.

AUDIT COMMITTEE

George H. Bristol, Chair

Julie Klapstein     Pamela Puryear

Code of Ethics

We have adopted a Code of Business Conduct and Ethics, or code of ethics, that applies to our Chief Executive Officer (principal executive officer), Chief Financial Officer (our principal financial officer), Chief Accounting Officer (principal accounting officer), as well as all directors, officers and employees of the Company. Our code of ethics is posted on our internet website located at www.nextgen.com and may be found as follows: From our main web page, click on “NXGN Investors”, then click on “Corporate Governance.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our code of ethics by posting such information on our website, at the address and location specified above.

Security Holder Communications with our Board

Our Board has established a process to receive communications from our security holders. Security holders may contact any member (or all members) of our Board, or our independent directors as a group, any Board committee or any Chair of any such committee by mail or electronically. Correspondence should be addressed to our Board or any such individual directors, group or committee of directors by either name or title and sent “c/o Corporate Secretary” to 3525 Piedmont Rd., NE, Building 6, Suite 700, Atlanta, Georgia. To communicate with any of our directors electronically, a stockholder should send an e-mail to our Secretary, Jeffrey D. Linton at: jlinton@nextgen.com.

All communications received as set forth in the preceding paragraph will be opened by our Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for our Board will be forwarded promptly to the addressee. In the case of communications to our Board, any group or committee of directors, our Secretary will make sufficient copies (or forward such information in the case of e-mail) of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

CORPORATE SOCIAL RESPONSIBILITY

We strive to create a respectful, diverse, ethical, environmentally sustainable, safe, healthy, and inclusive workplace culture in order to bring out the best in our employees and for our community. We also seek to develop inspiring and caring leaders by supporting community service and volunteer opportunities for our employees. In addition, we are dedicated to providing the best training and professional development opportunities to our employees in order to promote engagement, retention, and performance. We are committed to creating a diverse and inclusive work environment of equal opportunity, where employees feel respected and valued for their contributions. We embrace varied viewpoints, culture, and expertise. We regularly engage with our Board of Directors on strategies, participation, and impact of these initiatives.

TALENT, CULTURE AND ENGAGEMENT

Recruitment, Development and Retention

•

Our recruiting, development, and retention objectives focus on attracting skilled and engaged employees who contribute the talent and diverse perspectives critical to our innovative, forward-looking, and inclusive workforce. To ensure transparency and with a desire to mitigate bias, we conduct panel and round robin interviews for hiring and promotion.

•

We have a range of programs and initiatives to nurture talent, encourage innovation and promote professional development. We maintain an organizational development group focused on all aspects of employee development including management and leadership through our LEAD framework and skill building. We also sponsor 24/7 on-demand training for employee certifications and relevant career-based skillsets and provide education reimbursement for continued education.

•	We invest in our employees through high-quality benefits and various health and wellness initiatives and offer competitive compensation packages.

Engagement

•

We track our employee engagement and culture scores annually, through an annual VOTE (Voice of The Employee) survey, and monthly, through our Employee Experience Monitor. We communicate openly and frequently with our employees through town halls and other forums.

•	We maintain several employee recognitions programs.

•	We were named one of America’s most trusted companies by Newsweek and on the Forbes list of America’s Best Employers 2022.

Diversity, Equity, Inclusion and Belonging

•

Our Employee Resource Groups (ERGs), which are employee-led communities formed around common backgrounds, interests, and issues, give a collective voice to our diversity. Our ERGs focus their efforts on culture, career, market, and community. They communicate directly with senior leadership through Listening Sessions with our CEO and other C-level executives.

•	AAPI (Asian American Pacific Islander)

•	ABLED (Awareness Benefiting Leadership & Employees About Disabilities),

•	beiNG (Black Equity and Inclusion at NextGen)

•	NextGen United
•	Generational and Allies

•	LatinX

•	LGBTQ+

•	Military/Veterans and Allies

•	Remote Engagement

•	Working Parents, and

•	Women-In-Tech

•

Our BELONG (Bringing Employees to Leadership Opportunities at NextGen) sponsorship program pairs a senior member of our organization (the sponsor) with a more junior, underrepresented member (the protégé) with the goal of career clarity and potential advancement.

•	Our training and leadership development programs include facilitated discussions on topics that address implicit bias, dimensions of diversity, allyship, and how to talk about race.

•

With our flexible work policies and transition to remote work strategy, we have expanded our ability to hire and retain talent in geographies where we do not have physical offices, allowing for us to access a broader, more diverse talent pool.

Health, Safety and Well-Being

•

We remain committed to ensuring the safety and well-being of our employees. As the pandemic continued throughout fiscal year 2022, we implemented remote work as our standard, while continuing to implement measures to protect the health and safety of our employees who have continued on-site work.

•	We promote health and well-being by offering programs, benefits, and resources to support whole-person care. Our #NextGenMind campaign emphasizes the connection between mental and physical health.

Community

•

We believe that supporting community and volunteer service among our employees builds a strong culture and caring leaders. Throughout the year, our Days of Caring program provides opportunities for team members to participate in various activities that promote the spirit and value of volunteerism.

•

We provide paid time off for employees to contribute their time and talents to recognized charities, causes, and not-for-profit organizations through our Volunteer Time Off (VTO) program. We have employee sponsored resources for team members in need.

•	With the transition to remote work, we arranged for the donation of supplies to re-use programs benefiting local low-income schools.

•

Our Bangalore development center in India, under the leadership of its Corporate Social Responsibility Committee, conducts community relations activities every quarter to advance and support women’s empowerment, improve health, support education, and help fight poverty.

ENVIRONMENT AND CORPORATE SUSTAINABILITY

Although as a software and services company our business has low environmental impact by its nature, we embrace sustainable, environmentally friendly practices and assess opportunities to reduce our corporate footprint, promote energy efficiency and reduce waste.

Reducing our Carbon Footprint

•

With our permanent transition to remote work for the majority of our U.S. team members, we have significantly decreased our office footprint, related waste generation and the environmental burden of commuting. We support our workforce through technology tools that enable virtual communication and collaboration.

•	We have consolidated our corporate data centers, reducing excess energy use. As of June 2022, we have one active data center in the U.S., down from three a few years ago.

•	We have an emission reduction program which encourages commuting alternatives, carpooling, and use of alternative fuel vehicles to help meet air quality improvement goals.

Facilities; Sustainability

•

Our office in Irvine, California holds a LEED Gold rating from the U.S. Green Building Council. Our office in Atlanta, Georgia, is ENERGY STAR certified and has single stream recycling but is not LEED rated.

•	We are reconfiguring our office spaces to deliver a variety of workplace settings that may include collaboration space, flexible meeting space, bookable workstations, and shared space.

•	We seek to decrease our energy consumption by using occupancy sensors, motion sensors, and automated lighting controls.

•

We promote recycling, reusable beverage cups, and filtered water dispensers at our facilities. We have removed single use water and coffee cups from break rooms across our organization and have supplied compositable coffee pods to reduce the impacts of plastic waste.

•	We strive to reuse or recycle our corporate IT equipment across our workforce and follow applicable guidelines for disposal of electronic waste.

Risk Management

•

Our disaster recovery and business continuity plans, including systems redundancy, physical security measures and use of third-party cloud-based service providers, will help mitigate the potential adverse effects of climate-related natural disasters.

ENABLING ESG PERFORMANCE THROUGH OUR SOLUTIONS AND PARTNERSHIPS

•

Through our partnership with Amazon Web Services (AWS)—which has scale to achieve higher resource utilization and efficiency than typical on-premises data centers—we provide energy efficient and secure cloud-based data storage options for our clients.

•

Our cloud offerings have a potentially positive impact on energy and resource use, as they are more efficient than decentralized, on-premises solutions. We recently expanded our partnership with AWS to accelerate our development and delivery of cloud-based health IT solutions.

•	Our telehealth and mobile solutions increase accessible care, while also helping reduce greenhouse emissions associated with travel to medical services.

•	We believe that technology, including our connected health and data analytics offerings, will play a key role in a future without health disparities.

•

In fiscal year 2022, we participated in industry panels on the topic of health equity, announced a partnership to bolster diversity in clinical trials by extending access to underserved communities and commissioned an independent study with FQHCs on their journey to deliver quality care to the underserved.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

During fiscal year 2022, our Audit Committee was responsible for reviewing and approving transactions with related persons. Our Board and Audit Committee have adopted written related party transaction policies and procedures relating to approval or ratification of transactions with related persons. Under the policies and procedures, our Audit Committee is to review the material facts of all related party transactions that require our Audit Committee’s approval and either approve or disapprove of our entry into the related party transactions, subject to certain exceptions, by taking into account, among other factors the committee deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in any discussion or approval of a related party transaction for which he or she is a related party. If an interested transaction will be ongoing, the Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

Under the policies and procedures, a “related party transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved will or may be expected to exceed $30,000 in any calendar year, we are a participant, and any related party has or will have a direct or indirect interest. A “related party” is any person who is or was since the beginning of our last fiscal year an executive officer, director or Board-approved nominee for election as a director and inclusion in our proxy statement at our next annual stockholders’ meeting, any greater than 5% beneficial owner of our common stock known to us through filings with the SEC, any immediate family member of any of the foregoing, or any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or holds a similar position or in which such person has a 5% or greater beneficial ownership interest. “Immediate family member” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

Our Audit Committee has reviewed and pre-approved certain types of related party transactions described below. In addition, our Board has delegated to the Chair of our Audit Committee the authority to pre-approve or ratify (as applicable) any related party transaction in which the aggregate amount involved is expected to be less than $15,000. Pre-approved interested transactions include:

•

Employment of executive officers if the related compensation is required to be reported in our proxy statement or if the executive officer is not an immediate family member of another executive officer or a director of our Company, the related compensation would be reported in our proxy statement if the executive officer was an “NEO,” and our Compensation Committee approved (or recommended that our Board approve) the compensation.

•	Any compensation paid to a director if the compensation is required to be reported in our proxy statement.

•

Any transaction with another enterprise at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of that enterprise, if the aggregate amount involved does not exceed the greater of $30,000 or 5% of that enterprise’s total annual revenues.

•

Any charitable contribution, grant or endowment by use to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $10,000 or 5% of the charitable organization’s total annual receipts.

•

Any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends or stock splits).

•	Any transaction over which the related party has no control or influence on our decision involving that related party where the rates or charges involved are determined by competitive bids.

•

Any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or services made available on the same terms and conditions to persons who are not related parties.

Related Person Transactions

Related Party Transaction with Brown Capital Management

On October 27, 2021, the Board authorized a share repurchase program under which the Company may repurchase up to $60 million of its outstanding shares of common stock through March 31, 2023. On November 23, 2021, the Company repurchased 2,000,000 shares of its common stock from Brown Capital Management, Inc., a then-greater than 5% beneficial owners of the Company’s common stock, at a price of $16.52 per share pursuant to a block trade (the “Transaction”). At the time of the Transaction, Brown Capital Management was a greater than 5% beneficial owner of the Company’s common stock and thus a “Related Party” as such term is defined in the Company’s Related Party Transaction Policies and Procedures.

The Audit Committee is responsible for reviewing and approving or ratifying Related Party Transactions. The Audit Committee reviewed the relevant facts and circumstances of the Transaction. The Audit Committee considered (i) whether the Related Party Transaction is on terms no less favorable than terms generally available in an arm’s length transaction with an unaffiliated third-party under the same or similar circumstances, and (ii) the extent of the Related Party’s interest in the transaction. Following such assessment, the Audit Committee ratified the Transaction.

Indemnification Agreements

We are party to indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Articles of Incorporation and Bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock that may be issued pursuant to awards under all of our equity compensation plans as of March 31, 2022.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,329,790	(1)	$14.80	(2)	5,877,115	(3)
Equity compensation plans not approved by security holders(4)	450,000	(5)	—		12,386	(6)

Total	2,779,790				5,889,501

(1)

Represents 1,453,739 shares of common stock underlying outstanding options and 876,051 shares issuable pursuant to outstanding performance stock units at “target” under our 2015 Equity Incentive Plan and all outstanding performance stock units granted during fiscal year 2022 under our 2015 Equity Incentive Plan assuming all stock price hurdles are achieved.

(2)

Represents the weighted average exercise price of options and is calculated without taking into account the shares of common stock issuable pursuant to outstanding performance stock units at “target” and all outstanding performance stock units granted during fiscal year 2022 under our 2015 Equity Incentive Plan assuming all stock price hurdles are achieved.

(3)

Represents 2,766,076 shares of common stock available for issuance under our 2015 Equity Incentive Plan and 3,111,039 shares of common stock available for issuance under our 2014 Employee Share Purchase Plan (of which 619,500 shares were eligible to be purchased during the offering period in effect on March 31, 2022) (the “ESPP”).

(4)

In September 2021, we adopted our 2021 Employment Inducement Equity Incentive Plan (the “Inducement Plan”) and initially reserved 1,500,000 shares of common stock for issuance under the Inducement Plan. The Inducement Plan was adopted by the Board without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. In accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules, awards under the Inducement Plan may only be made to an employee who has not previously been an employee or member of the Board or the Board of Directors or any parent or subsidiary, or following a bona fide period of non-employment by the Company or a parent or subsidiary, if he or she is granted such award in connection with his or her commencement of employment with the Company or a subsidiary and such grant is an inducement material to his or her entering into employment with the Company or such subsidiary. The terms of the Inducement Plan are substantially similar to the terms of our 2015 Equity Incentive Plan, with the exception that incentive stock options may not be granted under the Inducement Plan. The material features of the 2021 Inducement Plan are more fully described in Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022.

(5)	Represents 156,000 shares issuable pursuant to outstanding performance stock units at “target” under the Inducement Plan.
(6)

Represents 12,386 shares of common stock available for issuance under our Inducement Plan and all remaining performance stock units under the Inducement Plan assuming all stock price hurdles are achieved.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s executive compensation philosophy and program, the decisions the Compensation Committee made with respect to the Company’s fiscal year 2022 executive compensation program, and the factors that the Compensation Committee considered in making those decisions. The Company’s named executive officers (our “NEOs”) for fiscal year 2022 were:

•	David Sides – President and Chief Executive Officer*

•	James R. Arnold – Executive Vice President and Chief Financial Officer

•	David A. Metcalfe – Executive Vice President and Chief Technology Officer

•	Srinivas Velamoor – Executive Vice President, Chief Growth Officer

•	Mitchell L. Waters – Executive Vice President, Commercial Growth

•	John R. “Rusty” Frantz – Former President and Chief Executive Officer*

* Effective June 18, 2021, Mr. Frantz ceased serving as our President and Chief Executive Officer, and effective September 22, 2021, Mr. Sides was appointed President and Chief Executive Officer following his hire from outside the Company.

Executive Summary

NextGen Healthcare, Inc. is a leading provider of software and services that empower ambulatory healthcare practices to manage the risk and complexity of delivering care in the rapidly evolving U.S. healthcare system. Our combination of technological breadth, depth and domain expertise makes us a preferred solution provider and trusted advisor for our clients. In addition to highly configurable core clinical, practice management and financial capabilities, our portfolio includes tightly integrated solutions that deliver on ambulatory healthcare imperatives including population health, care management, patient outreach, managed services, telemedicine and nationwide clinical information exchange. We compete for executive talent with a broad range of companies that are leaders in the software and healthcare information technology industries. Our compensation program is intended to:

•	align management’s interests with the interests of our clients and stockholders;

•	reward strong Company financial performance;

•	provide responsible and balanced incentives; and

•	allow us to attract and retain effective executive leadership.

Accomplishments During Fiscal Year 2022

With a refreshed Board of Directors and several new executives, including both President and Chief Executive Officer David Sides (joined September 2021) and Chief Strategy and Growth Officer Srinivas Velamoor (joined July 2021), the Company has reset its vision and reaffirmed its future direction. NextGen Healthcare is committed to creating better healthcare outcomes for all and continues to reinvest in its business to achieve its vision and long-term growth agenda. In fiscal 2022, the Company executed on this agenda, generating its fastest revenue growth in the last seven years (7% year-over-year). The Company continues to deliver a broad and integrated set of solutions that provide intelligence at the point of care to enable better health and financial decision-making by our clients. Achievements in fiscal year 2022 include:

•	16% total stockholder return (TSR) during the fiscal year, which exceeded the 75th percentile TSR of our compensation peer group; and 8% annualized TSR during the three-year period ended March 31,

2022, which exceeded the median TSR of our compensation peer group during this period; furthermore, our 16% TSR during fiscal 2022 significantly exceeded the total return of the Russell 2000 Index, which was -6%. The Company believes that this reflects investor opinion that the CEO leadership transition and resulting performance was positive.

•	Recorded total bookings, which reflects annual contract value, of $152.5 million, or 18% growth over fiscal 2021.

•	Generated total revenue of $596.4 million, or 7% growth over the previous fiscal year and an acceleration from 3% growth generated in fiscal 2021 and 2% growth generated in fiscal 2020.

•

Recognized by KLAS Research as Top Practice Management Solution (NextGen® Enterprise PM) in the 11-75 physician category for the fourth consecutive year and Top Small Practice Ambulatory EMR/PM (NextGen® Office) in the sub-10 physician category in the 2022 Best in KLAS Report.

•

Named No. 1 Ambulatory EHR/PM Solution by Black Book Research for the fifth consecutive year. NextGen® Enterprise was the No. 1 solution in the 11-25 & 26-99 Physician Groups (All Specialties) segment in the 2022 Ambulatory EHR PM User Survey.

These achievements, in particular our relative stock price performance during fiscal 2022, demonstrate how our plan for business success is well underway under our new leadership, even in the midst of a challenging macroeconomic environment. Our strong business performance also had an impact on fiscal 2022 executive compensation outcomes, including a 150% of target bonus achievement under the formula set at the beginning of the year when some parts of the leadership team were different prior to hiring Mr. Sides to be President and CEO.

Overview of Executive Compensation Program

Executive Compensation Program Best Practices

We are committed to maintaining good corporate governance standards with respect to our compensation program, procedures, and practices. As such, our Company’s and Compensation Committee’s practices include the following:

What We Do	What We Don’t Do
✓ We have a Compensation Committee comprised of entirely independent directors that designs and oversees our executive compensation program	× We do not pay tax gross-ups on any severance payments

✓ We utilize multiple performance metrics in our incentive-based compensation to mitigate risk and create alignment with stockholder long-term interests	× We do not reprice stock options and our equity plans prohibit repricing stock options without stockholder approval

✓ Significant portion of NEO equity awards are performance contingent and tied to the Company’s financial performance and stockholder returns	× We do not have excessive perquisites; no corporate aircraft

✓ We have a robust clawback policy	× We do not have executive supplemental pension benefits

✓ We have robust anti-hedging and anti-pledging policies	× We do not maintain uncapped executive incentive plans; annual and long-term incentives have maximum payouts

✓ We have robust stock ownership guidelines for our executive officers and non-employee directors

What We Do	What We Don’t Do

✓ We engage a fully independent compensation consultant who utilizes a peer group, which is approved by our Compensation Committee, for evaluating Company pay practices

✓ Annual say-on-pay advisory votes in accordance with good governance practices and to maintain accountability to our stockholders

✓ We engage with stockholders as appropriate and consider their input in designing the Company’s executive compensation programs

✓ Significant at-risk compensation for NEOs

Overview of Fiscal Year 2022 Executive Compensation Program

Over the past several years, the Compensation Committee revised the design and philosophy of our executive compensation program so that it more closely aligns with the Company’s strategy and market trends. We believe a significant portion of our NEOs’ compensation should be variable, at risk and tied directly to measurable performance. Consistent with these principles, a significant portion of our NEOs’ compensation is in the form of performance-based incentives that are earned upon the attainment of pre-established performance goals. The structure of the fiscal 2022 compensation program remained consistent with recent years, except the performance-based award design was changed to be solely based on stock price performance goals to enhance alignment with stockholders.

Set forth below is an overview of the key compensation decisions related to our fiscal year 2022 executive compensation program:

•

Modest NEO Base Salary Increases: For fiscal year 2022, the Compensation Committee increased base salaries by 3% over the previous year’s level for Messrs. Arnold, Metcalfe, and Waters. Mr. Frantz’s salary remained at its fiscal year 2022 level until his termination date of June 18, 2022. The salaries of Messrs. Sides and Velamoor were established in connection with their commencement of employment in September 2021 and July 2021, respectively and set at levels to attract them to the Company from other employers.

•

Cash Bonuses Tied to Pre-Established Performance Objectives: For fiscal year 2022, the Compensation Committee did not increase the target cash bonuses of the NEOs (as a percentage of salary). The fiscal year 2022 cash bonus program for the NEOs had two performance measures, weighted equally: revenue and non-GAAP earnings per share (“Non-GAAP EPS”). Revenue and Non-GAAP EPS during the year were both higher than in fiscal year 2021, and NEO bonuses were funded formulaically based on results compared to the pre-established fiscal year 2022 bonus plan.

•

Equity Awards Heavily Weighted Towards Performance-Based Awards: The Compensation Committee continued emphasizing equity compensation by granting annual equity awards in the form of restricted stock awards (“RSAs”) and performance stock units (“PSUs”). The PSUs awarded to Mr. Sides in connection with his commencement of employment in September 2022 are weighted 65% to PSUs and 35% to RSAs (excluding RSAs granted to buy-out unvested equity at his previous employer for which vesting was set to roughly coincide with his forfeited unvested former employer awards). The equity awarded to Messrs. Arnold, Metcalfe, and Waters under the fiscal year 2022 executive compensation program was weighted 63% to PSUs and 37% to RSAs to ensure a performance-based orientation. In connection with his hiring, Mr. Velamoor received 100% RSAs at the time of his commencement of employment, which was also to induce him to leave another employer in which his cash compensation was higher by providing equity-driven vesting events to make him whole generally. Mr. Arnold and Metcalfe also received one-time awards of RSAs in connection with their service on the Executive Leadership Committee formed to lead the Company during the CEO transition period because their workloads increased, and their commitment as executive leaders was critical to the Company’s stability and success.

Consideration of Say-On-Pay Advisory Vote and Stockholder Outreach

The Compensation Committee considers the outcome of the Company’s annual say-on-pay vote when making decisions regarding the Company’s executive compensation program. At our annual meeting of stockholders in October 2021, approximately 41.5% of the votes cast (excluding abstentions and broker non-votes) were cast in favor of the non-binding advisory vote to approve the compensation of our named executive officers as disclosed in that year’s proxy statement. This was significantly lower than the support of approximately 97.5% of the votes cast in the previous three years.

To better understand this vote result and solicit stockholder feedback, we undertook a stockholder outreach campaign during fiscal year 2022, with focus on both active and passive institutional investors within the top 50 shareholder base. As of early September 2021, this base held approximately 84% of the Company’s shares outstanding. Passive shareholders accounted for approximately 53% of the top 50 shareholders.

We held meetings with stockholders that controlled approximately 32 million shares, or 69% of our target group. In each meeting, Company participation typically included a member of the board, our CEO, CFO and Chief Growth and Strategy Officer. A more targeted group of Company representatives then engaged in continued dialogue with certain of our active stockholders.

The feedback gathered during these conversations helped inform the Compensation Committee’s decisions about executive and director compensation. Actions taken by the Compensation Committee as a result of these stockholder discussions, as well as the Compensation Committee’s regular annual review process, included:

•	New PSU design: we adopted a new PSU design with performance goals tied solely to meaningful stock price appreciation to enhance the alignment between stockholders and our NEOs.

•

Changes to our director compensation program: we eliminated certain Board leadership roles (and the related compensation) and discontinued the payment of meeting fees in favor of annual committee member retainers.

Through our ongoing engagement conversations, we have received positive feedback to these changes. We are committed to ongoing engagement with our stockholders about executive compensation and corporate governance. As our stockholders’ views and market practices on executive compensation evolve, the Compensation Committee will continue to evaluate and, when appropriate, make changes to our executive compensation program, ensuring that the program continues to reflect our pay-for-performance compensation philosophy and objectives.

Compensation Philosophy and Objectives

The Compensation Committee regularly assesses the Company’s compensation philosophy as well as target and actual compensation. The Compensation Committee is comprised solely of independent directors and is responsible for overseeing the Company’s overall compensation program, designing, and managing our executive compensation program and making recommendations to the Board concerning compensation matters for our employees and directors. The Compensation Committee works to ensure our executive compensation program is responsible, balanced, performance-based, and competitive. The program is designed to reward achievement of specific performance goals. By rewarding strong management performance, our executive compensation program ensures that management’s interests are aligned with our stockholders’ interests, with the ultimate objective of improving stockholder value.

Role of the Compensation Committee

The Compensation Committee designs compensation packages for our executive officers that include equity-based compensation as a key component to further align the interests of our executive officers with those of our stockholders by encouraging long-term performance. The Compensation Committee strives for the program to enable us to recruit, retain and develop effective executive talent by creating compensation opportunities that are fair in light of the Company’s performance and market position.

The Compensation Committee holds meetings following the end of the fiscal year without any members of management present to consider and approve executive officer bonuses earned under the prior fiscal year’s compensation program and approve the salary and cash bonus compensation program for the next fiscal year. The Compensation Committee meets approximately mid-way through each fiscal year to determine executive officer equity awards. During the process, the Compensation Committee discusses the performance of the executive officers as well as market and industry data on compensation metrics and best practices. The Compensation Committee met eleven (11) times during fiscal year 2022.

The Compensation Committee annually assesses our Company-wide compensation structure, program and practices. Pursuant to this assessment, the Compensation Committee believes that the market level, the balance of cash and equity compensation, and the performance measures used in our compensation program are effective and that our compensation program does not encourage excessive risk taking.

Role of Independent Compensation Consultants

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of an independent compensation consultant, legal counsel or other advisers to assist in carrying out the Compensation Committee’s duties and responsibilities. Prior to selecting a compensation adviser, the Compensation Committee assesses whether work performed, or advice rendered by such compensation adviser would raise any conflicts of interest. From time to time, the Compensation Committee has engaged independent compensation consultants to advise it on matters of Board and executive compensation. In each case, the Compensation Committee has utilized these compensation consultants to compile and present Peer Group compensation data to the Compensation Committee. For fiscal year 2022, our Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant, and there were no conflicts of interest with respect to this adviser.

Role of the Chief Executive Officer and Executive Management

At the Compensation Committee’s request, the Company’s Chief Executive Officer, Mr. Sides, provides input regarding the performance and appropriate compensation of the Company’s other NEOs. The Compensation Committee considers Mr. Sides’ input because of his direct knowledge of each NEO’s performance and contributions. The Compensation Committee sets the compensation of the Company’s other executive officers after considering Mr. Sides’ input.

Role of Peer Companies and Competitive Market Data

When evaluating the future contribution potential of an executive officer, the Compensation Committee considers both past contribution and anticipated contributions to our future success. To a lesser extent, the Compensation Committee takes note, on an informal basis, of the competitive rates of pay in the corporate community, generally, and the relative standing of our compensation practices to a peer group of similarly sized healthcare information technology/services and business software companies.

Working with FW Cook, the Compensation Committee in April 2021 reviewed its then-current peer group to establish an updated peer group for informing the Company’s fiscal year 2022 executive compensation amounts and design. As a result of the review, the Compensation Committee removed four companies: HMS Holdings because it was acquired, Castlight Health because it fell below the Committee’s desired market capitalization size, and Aspen Technology and Fair Isaac because they both grew outside of the Committee’s desired market capitalization size.

FW Cook searched for potential peer additions with the goals of increasing the number of peers, increasing the healthcare IT industry representation, and adding peer companies that were closer in market capitalization to the Company. The Compensation Committee chose to add six new healthcare IT/services companies (Evolent Health, Phreesia, R1 RCM, Tabula Rasa Healthcare and Tivity Health) and to add five other software companies (2U, 8x8, Benefitfocus, Bottomline Tech and One Span), which it believed reflected both the market for executive talent and reasonable comparisons of investment performance. The eleven new peers ranged from $400 million to $2.15 billion in 2020 average market capitalization and $149 million to $1.27 billion in trailing four quarter revenue in 2020, which the Committee believed to be commensurate with the Company’s $1.23 billion in market capitalization and $549 million in revenue as of April 2020.

Accordingly, the peer group used to evaluate fiscal year 2022 compensation decisions consisted of the 22 U.S.-based publicly traded healthcare IT/services and business software companies listed below (the “2022 Peer Group”):

•	2U
•	8x8
•	ACI Worldwide, Inc.
•	Allscripts Healthcare Solutions, Inc.
•	Benefitfocus
•	Blackbaud, Inc.
•	Bottomline Tech
•	CommVault Systems, Inc.
•	Computer Programs & Systems, Inc.
•	Evolent Health
•	Manhattan Associates Inc.
•	MicroStrategy Incorporated
•	Omnicell, Inc.
•	OneSpan
•	Phreesia
•	Progress Software Corporation
•	PROS Holdings
•	R1 RCM
•	SPS Commerce, Inc.
•	Tabula Rasa Healthcare
•	Tivity Health
•	Yext

Components of the Executive Compensation Program

Our executive compensation program consists of base salary, annual performance-based cash program and long-term incentives in the form of equity awards. A significant portion of our NEOs’ compensation is variable, at risk and tied directly to measurable performance. The structure of our compensation program and the key features of each of these components is summarized in the table below:

Element	Purpose & Characteristics	Features
Base Salary

•  Stable and fixed level of cash compensation to ensure a degree of certainty relative to each NEOs’ variable compensation.

•  Compensates for day-to-day job responsibilities.

•  Reviewed annually and adjusted when appropriate based on individual performance, expanded duties and changes in the competitive marketplace.

•  Competitive base salaries help attract and retain executive talent.

•  Initial base salaries of our executive officers are established through arm’s length negotiation at the time the individual executive officer is hired, considering his or her qualifications, experience, comparable market data and prior salary level.

•  Thereafter, the Compensation Committee reviews, and adjusts as necessary, base salaries for each of our executive officers, at a minimum annually as part of our Compensation Committee’s performance review process.

•  The Compensation Committee also considers how an executive’s base salary compares to the base salaries of the other executives (i.e. internal equity).

•  Increases are not automatic or guaranteed, to promote a performance culture.

Annual Cash Bonus	• Target incentive opportunity (set as a percentage of base salary) tied to the achievement of annually established Company financial and operating plan goals. • Payable in cash.

•  Target award values, metrics, and goals are evaluated and established each year for alignment with business strategy, internal budget, as well as Company and industry dynamics.

•  Increases to target bonus as a percentage of salary are not automatic or guaranteed.

•  No uncapped opportunities.

Long-Term Incentives

•  Helps ensure executive compensation is directly linked to the achievement of our long-term objectives.

•  Creates an ownership culture by aligning the interests of our NEOs with the creation of value for our stockholders.

•  Restricted stock awards (“RSAs”) are designed to further our goal of executive retention and to motivate an executive to remain with the Company and to align an executive’s interests with stockholders

•  PSUs reward executives for achieving pre-established financial, operational and market goals and creating long-term stockholder value.

•  Target award value, metrics, and goals reviewed annually.

•  Delivered through RSAs and PSUs.

•  RSAs generally vest ratably over a three-year period

•  PSUs vest at the end of an applicable performance period (ranging between 3-5 years) based on the achievement of performance goals.

•  Awards are consistent with the Compensation Committee’s guiding principles in that a majority of these long-term incentives are performance-based and all are equity-based.

Base Salary

The Compensation Committee reviews base salaries annually and considers several factors when evaluating potential adjustments including peer group data and individual performance. The Compensation Committee determined to keep executive base salary increases modest at 3% for fiscal year 2022 in order to maintain a focus on long-term incentive compensation. Mr. Frantz’s salary remained at its fiscal year 2021 level until his effective termination date of June 18, 2022. The Compensation Committee set Messrs. Sides’ and Velamoor’s salaries in connection with their commencements of employment in September 2021 and July 2021, respectively. The table below sets forth the annual base salaries during fiscal year 2021 and fiscal year 2022 for each NEO:

Name	Fiscal 2022 Base Salary ($)		Fiscal 2021 Base Salary ($)	Percentage Increase
David Sides	675,000		n/a	—
James R. Arnold, Jr.	515,000		500,000	3%
David A. Metcalfe	489,000		475,000	3%
Mitchell L. Waters	380,000	(1)	350,000	3%
Srinivas Velamoor	500,000		n/a	—
John R. Frantz	675,000		675,000	—

(1)

Mr. Waters’ salary was increased to $361,000 effective April 1, 2021, and then increased to $380,000 effective June 1, 2021, following review of updated market benchmarks for his new role as EVP, Commercial Growth.

Cash Bonuses

For fiscal year 2022, the Compensation Committee did not increase the target cash bonuses of the NEOs. The cash incentive bonus compensation component of the fiscal year 2022 executive compensation program was based on two performance measures: revenue and Non-GAAP EPS. For a reconciliation of non-GAAP performance measures to the more directly comparable GAAP measures, see the section below captioned “Non-GAAP Financial Measure Reconciliation.”

Bonus Metrics and Goals

Under our fiscal year 2022 executive cash incentive bonus program, each of our NEOs was eligible to receive a cash incentive bonus based on two equally weighted performance measures: (i) revenue for fiscal year 2022 and (ii) Non-GAAP EPS for fiscal year 2022. The metrics were selected because the Company believes that it is critical to both increase top-line contribution and that the revenue should be profitable for stockholders. These performance measures recognize success on execution of our business plan, which is focused on increasing long-term revenue growth and operating margin, and which we believe will create long-term value for our stockholders. The following table sets forth the potential cash incentive bonuses payable to each of our NEOs under the fiscal year 2022 executive compensation program. The fiscal year 2022 target bonuses as a percentage of base salary for Messrs. Arnold, Metcalfe, and Waters remained at the same levels as in fiscal year 2021. The target bonuses as a percentage of salary for Messrs. Velamoor and Sides were established in connection with their hiring in July 2021 and September 2021, respectively.

Name	Target Cash Bonus as % of Base Salary	Target Cash Bonus Amount ($)
David Sides	100%	675,000
James R. Arnold	80%	412,000
David A. Metcalfe	75%	366,750
Srinivas Velamoor	75%	375,000
Mitchell L. Waters	40%	152,000
John R. Frantz	110%	742,500

Each executive officer was eligible to earn 100% of his target bonus tied to revenue for achieving $580.7 million in revenue for fiscal 2022. The revenue goal was based on the Company’s fiscal 2022 Board-approved annual budget and reflected a 4.3% increase over revenue achieved in fiscal year 2021, with threshold-to-max year over year growth ranging from 2.2% to 7.0% over fiscal year 2021 results (compared to a 2.2% average revenue growth rate during the prior six fiscal years when actual annual revenue growth ranged from -0.3% to 4.2%). The $595.2 million revenue performance required to achieve a maximum payout for this component was set $9.2 million higher than the top end of our publicly disclosed revenue guidance at the time the performance objectives were established.

Each executive officer was eligible to earn 100% of that portion of his target bonus tied to Non-GAAP EPS for achieving $0.929 in Non-GAAP EPS for fiscal year 2022. This was slightly lower than actual fiscal year 2021 Non-GAAP EPS performance ($0.980) to accommodate the Company’s more aggressive fiscal year 2022 investment plan intended to deliver long-term stockholder value. The Non-GAAP EPS performance required for a maximum payout for this component was established at the fiscal 2021 Non-GAAP EPS achievement level because the Committee believed that maintaining consistent year-over-year Non-GAAP EPS results would be exceedingly difficult while growing revenue at a faster rate than during each of the prior six fiscal years, as would be required to achieve a target earnout for the revenue component of the bonus.

The table below depicts the performance schedule and payout range of the revenue and Non-GAAP EPS performance measures for the fiscal year 2022 cash incentive bonus program. For fiscal year 2022, the maximum payout opportunity was 150% of the target amount, consistent with the maximum payout in years prior to fiscal 2021 (the fiscal 2021 reduction to 120% maximum in the maximum payout opportunity was driven by COVID uncertainty when goals were set). The Compensation Committee also considered the peer companies’ maximum bonus payout opportunities in setting the following bonus plan design (median was 180% of target).

The revenue goal for fiscal year 2022 reflected growth over fiscal 2021 because the Company was focused on growing its top-line after several years of more modest results. The EPS goal for fiscal year 2022 was higher than the goal set for the fiscal year 2021 cash incentive plan, but was lower than actual EPS earned in fiscal 2021 (which was well above the fiscal 2021 goal), in recognition that top-line growth may include some lower-margin business, long-term success required accelerated investment in automation technology along with additional investment in sales, service, and our centers of excellence, and that the additional costs would have a temporary effect on EPS during fiscal 2022 and 2023. In addition, fiscal year 2021 actual EPS benefited from unique, unprecedented Covid-related cost-savings measures taken by the Company, including a freeze on all travel, conference cancellations and temporary compensation reductions and/or deferrals, which costs were expected to push into or otherwise return in FY22.

The fiscal year 2022 cash incentive goals were set prior to the hire of Mr. Sides as President and Chief Executive officer and of Mr. Velamoor as Executive Vice President, Chief Growth Officer.

	Weight	Performance Schedule			Corresponding Payout Range (% of Target)
		Thresh.	Goal	Max.	Thresh.	Goal	Max.
Revenue ($M)	50%	$569.1	$580.7	$595.2	0%	100%	150%

Non-GAAP EPS	50%	$0.790	$0.929	$0.975	0%	100%	150%

Outcomes

Actual cash incentives paid for fiscal year 2022 were calculated according to the performance schedule pre-established by the Compensation Committee. Our revenue for fiscal year 2022 was $596.4 million, which was above the $556.8 million achieved in fiscal year 2021. Our Non-GAAP EPS for fiscal year 2022 was $0.98, which was above expectations and equal to the Non-GAAP EPS achieved during fiscal 2021. Accordingly, revenue performance and adjusted Non-GAAP EPS performance exceeded the maximum of the cash incentive funding schedule. Based on the combined achievements of the performance measures, the NEOs earned cash incentive bonus payments at 150% of their target levels (excludes former CEO Mr. Frantz). The cash incentive bonus payment outcomes for our NEOs other than Mr. Frantz (our former CEO) are set forth in the table below. These reflect the bonus formula without any discretion applied.

Name	Target Cash Bonus	Cash Bonus Earned
David Sides	$675,000	$1,012,500
James R. Arnold	412,000	618,000
David A. Metcalfe	366,750	550,406
Srinivas Velamoor	375,000	562,500
Mitchell L. Waters	152,000	228,000

Due to his termination of employment in June 2021, Mr. Frantz did not receive a bonus under the cash incentive bonus program for fiscal year 2022. See “—Potential Payments Upon Termination of Employment or Change-in-Control—Separation Agreement With Frantz.”

Non-GAAP Financial Measure Reconciliation

Under our fiscal year 2022 executive compensation program, the cash incentive bonus performance measures are revenue and non-GAAP EPS. These performance measures recognize both long-term value creation and short-term success on execution of our business plan. For these reasons, we believe these are appropriate performance measures for our executive cash incentive bonus plan. Non-GAAP EPS is a non-GAAP (Generally Accepted Accounting Principles) performance measure. A reconciliation of this performance measure to its most directly comparable financial measures prepared in accordance with GAAP is provided below. A presentation of our reconciliation of non-GAAP performance measures with their most directly comparable GAAP financial measures is also available in our press release issued on May 17, 2022 and attached as an exhibit to our current report on Form 8-K filed with the SEC on May 17, 2022.

Non-GAAP financial measures are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for United States GAAP. Pursuant to the requirements of Regulation G, we have provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying financial tables. Other companies may calculate non-GAAP measures differently than we do, which limits comparability between companies. We believe that our presentation of non-GAAP diluted earnings per share provides useful supplemental information to investors and management regarding our financial condition and results. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. We calculate non-GAAP diluted earnings per share by excluding net acquisition costs, amortization of acquired intangible assets, amortization of deferred debt issuance costs, impairment of assets, restructuring costs, shareholder disputes and related costs, net of insurance, which include net securities litigation defense, proxy contest, and related costs, share-based compensation, and other non-run-rate expenses from GAAP income before provision for income taxes. We utilize a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations.

The normalized non-GAAP tax rate applied to each quarter of fiscal year 2022 was 20%. The determination of this rate is based on the consideration of both historic and projected financial results. The Company may adjust its non-GAAP tax rate as additional information becomes available and in conjunction with any other significant events occur that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or other changes in expectations regarding tax regulations.

A reconciliation of non-GAAP EPS with GAAP financial measures (in thousands, except per share data) is set forth in the table below:

	Fiscal Year Ended March 31,
	2022	2021
Income before provision for income taxes – GAAP	$5,196	$9,275
Non-GAAP adjustments:
Acquisition costs, net	—	(1,029)
Amortization of acquired intangible assets	12,397	21,109
Amortization of deferred debt issuance costs	508	1,026
Impairment of assets	3,906	5,539
Restructuring costs	539	2,562
Shareholder disputes and related costs, net of insurance	29,747	16,274
Share-based compensation	26,552	22,710
Other non-run-rate expenses*	4,486	4,754

Total adjustments to GAAP income before provision for income taxes:	78,135	72,945

Income before provision for income taxes – Non-GAAP	83,331	82,220
Provision for income taxes	16,666	16,444

Net income – Non-GAAP	$66,665	$65,776

Diluted net income per share – Non-GAAP	$0.98	$0.98
Weighted-average shares outstanding (diluted):	67,788	66,885

*

Other non-run-rate expenses for the year ended March 31, 2022 consist primarily of $1,242 excess lease-related expense for vacated facilities, lease termination costs, and other costs, including retention bonuses, related to the restructuring plan and $2,707 of executive transition costs, including severance and other costs related to the departure of the CEO, $498 of incremental costs and penalties primarily due to the cancellation of certain events directly associated with the COVID-19 pandemic, and $39 of professional services costs not related to core operations.

Other non-run-rate expenses for the year ended March 31, 2021 consist primarily of $3,183 excess lease-related expense for vacated facilities, lease termination costs, and other costs, including retention bonuses and severance expense, related to the restructuring plan, $1,472 of professional services costs not related to core operations, and $99 of incremental costs and penalties primarily due to the cancellation of certain events directly associated with the COVID-19 pandemic.

Sales Compensation Plan (Waters)

As our Executive Vice President, Commercial Growth, Mr. Waters’ responsibilities are focused on commercial operations and his compensation includes participation in an annual sales compensation plan with payout tied to company total bookings. Under the fiscal year 2022 Sales Compensation Plan between Mr. Waters and the Company, Mr. Waters was eligible to earn a target incentive of $200,000 based on the Company’s achievement of a pre-determined target total bookings quota of $139.4 million (“Bookings Quota”) for fiscal year 2022. The Bookings Quota was set at a level that was determined to be rigorous and that would require extraordinary efforts, excellent leadership, effective leveraging of our competencies and focus on driving results. The variable incentive is paid linearly until the “target” Bookings Quota is achieved for the year, at which point various accelerators may be triggered that could result in a multiplier of between 2.1 times to 3 times the target incentive, depending on the percentage by which the Bookings Quota has been exceeded, with a multiplier of 2.1 times for achievement between 101-110% of target, a multiplier of 2.3 times for achievement between 111-125%, a multiplier of 2.5 times for achievement between 126-175%, and a multiplier of 3.0 times for achievement of 176% or above. For fiscal year 2022, we recorded total bookings, which reflects estimated annual value of our executed contracts, of $152.5 million for fiscal year 2022 (18% growth over fiscal year 2021). This level of total bookings resulted in a payout of 109% of the target incentive, resulting in a total payment of $239,564 to Mr. Waters under the fiscal year 2022 Sales Compensation Plan.

Equity Compensation

Equity-based compensation aligns the interests of our management team with those of our stockholders by incentivizing long-term performance. During the second half of fiscal year 2022, following its assessment of our executive compensation program and competitive market practice, the Compensation Committee approved the equity component of our fiscal year 2022 executive compensation program. The Compensation Committee granted our NEOs (other than Mr. Frantz) equity awards in the form of (i) RSAs, subject to time-based vesting and (ii) for all NEOs other than Mr. Velamoor, performance stock unit awards (“PSUs”), based on achieving certain pre-determined stock price hurdles over a five-year performance period and including an underlying three-year time-based vesting schedule. The RSAs align our NEOs to our stockholders’ interest and foster our NEOs’ long-term retention. The PSUs, with their five-year performance period based on stock price, provide an incentive to execute on the Company’s long-term strategy in a manner that drives stockholder return. They are also aligned with the new hire PSUs granted to Mr. Sides when he was hired as President and Chief Executive Officer.

Multi-year vesting schedules create incentives for our NEOs to sustain performance over the long term and to encourage retention as the Company executes its business strategy. We anticipate continuing this second half of the fiscal year timing pattern for our fiscal year 2023 executive equity awards, which we anticipate making in late calendar year 2022.

Because Messrs. Velamoor and Sides joined the Company in July and September 2021, respectively, and were granted new hire equity awards in September 2021; neither participated in the annual executive equity award for fiscal year 2022 that occurred in November 2021.

Mr. Sides’ new hire equity awards were granted 35% in the form of RSAs and 65% in the form of PSUs, after excluding RSAs that were explicitly granted to make-up for equity awards he was forfeiting at his prior employer when he agreed to become our President and Chief Executive Officer. For the other NEOs who received awards under the fiscal year 2022 executive compensation program, 37% of the aggregate equity granted in connection with the fiscal year 2022 executive compensation program was in the form of RSAs and 63% was in the form of PSUs, reflecting the Compensation Committee’s emphasis on long-term performance.

In connection with his hiring, and consistent with our ordinary practice for new hires below the CEO, Mr. Velamoor was granted 100% RSAs at the time of his commencement of employment. These function as an inducement to join and also provide vesting that generally made up for expected future cash flows he forfeited when he left his prior employer, which had much higher cash compensation. It is expected that Mr. Velamoor’s future fiscal year 2023 annual equity award will be provided in a form that is like the other executive officers and the new hire grant was a special inducement.

Messrs. Arnold and Metcalfe also were granted awards of RSAs in connection with their service on the Executive Leadership Committee formed to lead the Company during the CEO transition period. Mr. Velamoor also served on the Executive Leadership Committee but did not receive any additional compensation for such service.

Restricted Stock Awards – Annual Awards

Under our fiscal year 2022 executive compensation program, the annual RSAs were granted on November 2, 2021 and vest ratably over three years in annual installments. The number of RSAs granted to each of Messrs. Arnold, Metcalfe, and Waters under the fiscal year 2022 executive compensation program is set forth in the table below:

Name	RSAs	Aggregate Grant Date Value
James R. Arnold	60,607	$1,000,016
David A. Metcalfe	34,425	$568,013
Mitchell L. Waters	35,152	$580,008

Performance Stock Units – Annual Awards

The PSUs under our fiscal year 2022 executive compensation program are based on achievement of four separate stock price goals (with achievement of each goal measured based on the average closing stock price over a 90-day period during the performance period) on or prior to September 22, 2026, with hurdles set at 25% appreciation increments above $15.50 (the “Base Price”), for alignment with the PSUs awarded to Mr. Sides in September 2021 (described below) and also to recognize investor feedback that they wanted an emphasis on shareholder value. The 90-day period for averaging stock price was viewed as long enough to neutralize windfalls from short-term volatility and to establish a new stock price support level.

The first stock price milestone of $19.38 required a 25% increase over the Base Price; the second stock price milestone (target), requires a 50% increase over the Base Price; the third stock price milestone requires a 75% increase over the Base Price, and the fourth requires a 100% increase over the Base Price. The number of PSUs that may be earned for achievement of the higher stock price hurdle tranches is higher than the number of PSUs that may be earned for achievement of the first stock price hurdle tranche to emphasize the strong pay-for-performance nature of this award and the expectation that value will be created for shareholders.

Any earned PSUs are subject to a 33% per year time-based vesting schedule starting from September 22, 2021 to avoid windfalls for short-term stock price appreciation and to ensure employment retention of the NEOs over the service-based vesting period (e.g., if a stock price hurdle is achieved within six months following the beginning of the five-year performance period, the PSUs “earned” as a result of achieving such stock price hurdle would continue to be subject to the time-based vesting requirement, and would vest 33% per year starting on each anniversary of the grant date). Tranches that are earned in the final two years of the five-year performance period will vest immediately upon achievement of the applicable stock price hurdle because the three-year vesting requirement was already satisfied.

The stock price goals, cumulative number of PSUs corresponding to achievement of the stock price goals, and the cumulative number of PSUs as a percentage of the target number of PSUs under the fiscal year 2022 executive compensation program for Messrs. Arnold, Metcalfe and Waters is set forth in the table below:

PSU Tranche	Stock Price Hurdle		Price Increase (Over $15.50 Base Price)	Cumulative PSUs Eligible to be Earned If Stock Price Hurdle Achieved During Performance Period			Cumulative PSUs as a % of Target
				Arnold(1)	Metcalfe(2)	Waters(3)
1	$19.38	(4)	25%	28,200	15,984	16,356	47%
2	$23.25 (Target	)	50%	60,030	34,025	34,817	100%
3	$27.13		75%	94,305	53,452	54,697	157%
4	$31.00		100%	131,805	74,707	76,447	220%

(1)	Grant date fair value of the PSU awards to Mr. Arnold was $1,715,505
(2)	Grant date fair value of the PSU awards to Mr. Metcalfe was $972,348

(3)	Grant date fair value of the PSU awards to Mr. Waters was $994,993
(4)

On April 12, 2022, the Board determined that the first stock price hurdle had been achieved due to the Company’s average closing stock price over a 90-day period exceeding $19.38 per share. As a result, this tranche of PSUs which were eligible to vest based on such stock price hurdle were deemed “earned” in April 2022, but is subject to service-based vesting requirements in three equal annual installments ending on September 22, 2022, September 22, 2023 and September 22, 2024.

New Hire Equity Awards – Sides

Mr. Sides was awarded new hire inducement equity awards, thirty-five (35%) of which were in the form of time-based RSAs and sixty-five (65%) of which were in the form of PSUs. The total grant date fair value of the new hire inducement awards was $7.25 million, which was approximately 1.6x the median annual equity award benchmark based on a market study of peer company CEO compensation levels presented to the Compensation Committee by FW Cook. Mr. Sides was also provided a restricted stock award to buy-out the value of forfeited unvested equity at his previous employer, which had a grant value of $7.0M. The RSAs granted to Mr. Sides, including the make-whole grant, vest over three equal annual installments beginning on the first anniversary of the grant date. The Company did not view the make-whole equity grant as related to market data because it was dependent on Mr. Sides’ accumulated holdings at his prior employer.

Award Type	Number of Shares		Aggregate Grant Value	New Hire Grant Value Mix
New Hire RSA Award	169,500		$2,520,465	35%
New Hire PSU Award	156,000 (Target 450,000 (Maximum	) )	4,732,250	65%
Total New Hire Award			7,252,715	100%
Buyout RSA Award	471,000		7,003,770

The PSUs have the same structure and price goals as the annual PSUs granted to our other NEOs in fiscal 2022. They vest upon both the attainment of five separate pre-determined stock price milestones (with achievement of each stock price milestone measured based on the average closing stock price over a 90-day period during the performance period and Board certification) on or before September 22, 2026, with hurdles set at 25% appreciation increments above $15.50, which was the stock price at the time the award structure was being formulated. The number of PSUs that may be earned for achievement of the higher stock price hurdle tranches is higher than the number of PSUs that may be earned for achievement of the first stock price hurdle tranche to emphasize the strong pay-for-performance nature of this award and the expectation that Mr. Sides would create value for shareholders following his hire as President and Chief Executive Officer.

Any earned PSUs are subject to a 33% per year time-based vesting schedule starting from September 22, 2021 to avoid windfalls for short-term stock price appreciation and to ensure retention over the service-based vesting period without regard to stock price performance (e.g., if a stock price hurdle is achieved within six months following the beginning of the five-year performance period, the PSUs “earned” as a result of achieving such stock price hurdle would continue to be subject to the time-based vesting requirement, and would vest 33% per year starting on each anniversary of the grant date). Tranches that are earned in the final two years of the performance period will vest immediately upon achievement of the applicable stock price hurdle.

The number of PSUs granted to Mr. Sides, the stock price hurdles that were materially higher than the price when he was hired, the number of PSUs corresponding to each stock price hurdle and the percentage of the aggregate PSU award that each tranche represents of the PSUs awarded to Mr. Sides in connection with his commencement of employment is set forth in the table below:

PSU Tranche	Stock Price Hurdle		Price Increase (Over $15.50 Base Price)	Cumulative PSUs Eligible to be Earned If Stock Price Hurdle Achieved During Performance Period(1)	Cumulative PSUs as a % of Target
1	$19.38	(2)	25%	73,000	47%
2	$23.25 (target	)	50%	156,000	100%
3	$27.13		75%	245,000	157%
4	$31.00		100%	343,000	220%
5	$34.88		125%	450,000	288%

(1)	Grant date fair value of the PSU awards to Mr. Sides was $4,732,250
(2)

On April 12, 2022, the Board determined that the first stock price hurdle had been achieved due to the Company’s average closing stock price over a 90-day period exceeding $19.38 per share. As a result, this tranche of PSUs which were eligible to vest based on such stock price hurdle were deemed “earned” in April 2022, but is subject to service-based vesting requirements in three equal annual installments ending on September 22, 2022, September 22, 2023 and September 22, 2024.

New Hire Equity Awards – Velamoor

In September 2021, in connection with his hiring as Executive Vice President, Chief Growth and Strategy Officer, Mr. Velamoor was granted 397,114 RSAs, which vest over four years as follows: 25% on the first anniversary of Mr. Velamoor’s commencement of employment (July 1, 2021), and the remaining 75% in six installments following each six-month period thereafter, subject to Mr. Velamoor’s continued service with the Company through each vesting date. This is a longer vesting period than the RSA awards made to other NEOs under the ongoing compensation program to ensure that the award aligns with long-term stockholder interests and provides a make-whole component from vesting events for the higher expected cash compensation that Mr. Velamoor would not earn at his former employer when he accepted our position. Mr. Velamoor was not provided additional equity at the time of regular fiscal year 2022 awards, nor was he provided additional equity for his service on the Executive Leadership Committee (described below) due to the recent new hire award.

The Committee considered multiple factors when determining the size of Mr. Velamoor’s inducement RSA award including its longer vesting schedule, market benchmark data, the complexity of his role at NextGen, the extremely competitive market for high-level executive talent at the time he was hired, and the significant amount of both short-term and long-term compensation that he was forfeiting at his previous employer. Mr. Velamoor’s future equity awards are expected to be meaningfully lower than his initial grant and will be made in accordance with the ongoing equity award program for other NEOs, and it is expected that Mr. Velamoor’s future fiscal year 2023 annual equity award will be provided in a form that is like the other executive officers (the new hire grant was a special inducement structure).

Executive Leadership Committee (ELC) Awards – Arnold & Metcalfe

In August 2021, the Compensation Committee awarded Messrs. Arnold and Metcalfe RSAs for their service on the Executive Leadership Committee formed to lead the Company on an interim basis following termination of Mr. Frantz’s employment as President and Chief Executive Officer and until the appointment of Mr. Sides (the “ELC RSAs”). The ELC RSAs were intended to provide compensation for services rendered on the Committee. The awards provide for accelerated vesting in full for involuntary termination without “Cause” or due to a voluntary termination with “Good Reason” as such terms are defined in the Company’s form of restricted stock award agreements in order to provide assurance that the awards would not be forfeited if the new CEO, who was not yet known at the time of grant, preferred a different executive team.

Named Executive Officer	RSAs	Stock Price	Aggregate Grant Value
James R. Arnold, Jr.	10,322	$15.41	$159,062
David A. Metcalfe	3,548	15.41	54,675

Results of Fiscal Year 2020 PSUs

Under our fiscal year 2020 executive compensation program, the PSUs awarded in December 2019 to Messrs. Arnold and Metcalfe were eligible to vest in the event certain performance goals were achieved and they remained in continuous service through the date the achievement relative to such goals is certified by our Compensation Committee. Approximately 80% of the PSUs were tied to the Company’s fiscal year 2021 revenue goal and 20% were tied to the Company’s fiscal year 2022 revenue goal. For each fiscal year, between 0% (for below “threshold” performance) and 150% (for “maximum” performance) of the PSUs eligible to vest based on revenue performance for such fiscal year may be “earned” or “funded” based on actual revenue for such fiscal year. The PSUs “earned” or “funded” based on fiscal year 2021 and fiscal year 2022 revenue performance are then subject to modification by up to 15% (increase or decrease) based on the Company’s cumulative three-year total stockholder return (“TSR”) on the three-year anniversary of the grant date, which is also the cliff vest date. The funded awards remain subject to vesting until the end of the performance period at the end of December 2022.

Named Executive Officer	Funded Level of PSUs(1)
James R. Arnold, Jr.	50,663
David A. Metcalfe	38,902

(1)

Number of PSUs “earned” at approximately 98% of target based on actual revenue results for fiscal years 2021 and 2022 ($556.8 million and $596.4 million, respectively, which represented 96.5% and 105.8% of the target revenue goal for each such fiscal year). The number of PSUs presented here does not take into account the 3-year TSR modifier that will apply to determine the final number of PSUs that will vest in December 2022, as the performance period for this measure will end on December 26, 2022.

Results of Fiscal Year 2021 PSUs

Under our fiscal year 2021 executive compensation program, the PSUs awarded in October 2020 to Messrs. Arnold and Metcalfe were eligible to vest in the event certain performance goals were achieved and they remained in continuous service through the date the achievement relative to such goals is certified by our Compensation Committee. The vesting period requires three years of service and also achievement of pre-established goals. Approximately 80% of the PSUs were tied to the Company’s fiscal year 2022 revenue goal and 20% were tied to the Company’s fiscal year 2023 revenue goal. For each fiscal year, between 0% (for below “threshold” performance) and 150% (for “maximum” performance) of the PSUs eligible to vest based on revenue performance for such fiscal year may be “earned” or “funded” based on actual revenue for such fiscal year (they do not vest until three years after grant). The PSUs “earned” or “funded” based on fiscal year 2022 and fiscal year 2023 revenue performance are then subject to modification, by up to 33% increase or 15% decrease, based on the Company’s TSR on the three-year anniversary of the grant date, which is also the cliff vest date.

Named Executive Officer	Funded Level of PSUs(1)
James R. Arnold, Jr.	90,000
David A. Metcalfe	55,287

(1)

Values reference the number of shares that would be earned at target achievement because the Company has not yet completed the fiscal 2022 and fiscal 2023 revenue performance periods and the funded level is not yet known.

Other Executive Compensation Matters

Separation, Termination, and Change of Control Payments

We provide our NEOs with certain cash severance benefits and equity acceleration in the event of certain qualifying terminations and, in the case of our PSUs, a change in control. For additional details concerning these matters, please see the section captioned “Potential Payments Upon Termination of Employment or Change-in-Control.”

Other Benefits

We have a 401(k) plan available to substantially all of our employees. Participating employees may defer each year up to the limit set in the Internal Revenue Code of 1986, as amended (the “Code”). The annual company contribution is determined by a formula set by our Board and may include matching and/or discretionary contributions. Matching contributions for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year Ended March 31, 2022. We have a deferred compensation plan available for the benefit of officers and employees who qualify for inclusion. The plan is described below in connection with the Nonqualified Deferred Compensation Table for Fiscal Year ended March 31, 2022. These retirement plans may be amended or discontinued at the discretion of our Board.

Perquisites and Other Personal Benefits

We do not provide meaningful perquisites or other personal benefits to our NEOs, other than long-term disability insurance, life insurance and 401(k) and deferred compensation match, as detailed in the Summary Compensation Table for Fiscal Year Ended March 31, 2022. We do not provide tax gross-ups to our NEOs in connection with perquisites or benefits.

Executive Stock Ownership Guideline

Our executive stock ownership guideline is for executive officers to acquire within five years, and retain for the full duration of their tenure as executive officers, shares of the Company’s common stock with a value of at least six times annual base salary for our Chief Executive Officer and two times annual base salary for our other executive officers. Executive officers who have not achieved the policy requirements within five years are required to hold all of their after-tax profit shares acquired upon option exercises or the vesting of other equity awards.

Insider Trading Policy

We have an insider trading policy that prohibits Board members, officers and all employees from transacting in our Company’s shares while in the possession of material nonpublic information. Our policy also prohibits these individuals from engaging in short-term or speculative transactions in our Company’s shares, including short sales, publicly traded options, hedging transactions, holding Company shares in a margin account, pledging Company shares as collateral and standing and limit orders.

Clawback Policy for Compensation Recovery

We have an executive compensation recovery policy that claws back cash and equity incentive compensation awarded to an executive officer if the result of a performance measure upon which such award was based is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award. If the result of a performance measure was considered in determining the award, but the award was not made on a formulaic basis, the Compensation Committee will determine the appropriate amount of the recovery. In addition, the Compensation Committee has the authority to recover cash and equity incentive compensation if an executive officer engaged in intentional misconduct that contributed to an award of incentive compensation that was greater than would have been awarded in the absence of such misconduct. The purpose of this policy is to ensure that actual awards earned match actual performance achieved.

Tax Implications—Deductibility of Executive Compensation

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year to its chief executive officer and to its current and former named executive officers. For tax years prior to 2018 Section 162(m) did not apply to the chief financial officer, former named executive officers or to certain performance-based compensation. Although the Compensation Committee intends to continue emphasizing performance-based compensation as a means of motivating and aligning or executive’s interests with those of our stockholders, it expects in future to approve and pay compensation that is not tax deductible.

Accounting Implications—Accounting for Stock-Based Compensation

We account for stock-based payments in accordance with Accounting Standard Codification Topic 718, Compensation-Stock Compensation. For further information regarding our accounting for stock-based payments, refer to Note 14 to the Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 filed with the SEC on May 18, 2022.

Summary Compensation Table for Fiscal Year Ended March 31, 2022

The following table provides certain summary information concerning the compensation for our NEOs for fiscal year 2022 (and, to the extent required by applicable SEC disclosure rules, fiscal years 2021 and 2020.

Name and Title	Fiscal Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
David Sides	2022	355,680	100,000	(6)	14,256,485	1,012,500	—	15,470	15,740,135
President and Chief Executive Officer

James R. Arnold, Jr.	2022	515,010	—		2,874,583	618,000	—	33,407	4,041,000
Executive Vice President and Chief Financial Officer	2021	462,506	—		2,310,300	480,000	—	50,489	3,303,295
	2020	498,862	—		1,933,332	193,000	—	61,870	2,687,064

David A. Metcalfe	2022	489,256	—		1,595,035	550,406	—	20,953	2,655,650
Executive Vice President and Chief Technology Officer	2021	457,193	—		1,419,217	448,875	—	12,984	2,338,269
	2020	468,403	—		1,504,991	180,094	—	19,295	2,172,783

Srinivas Velamoor	2022	375,006	—		5,905,085	562,500	—	14,583	6,857,174
Executive Vice President and Chief Growth Officer

Mitchell L. Waters	2022	376,755	—		1,575,002	467,564	—	19,195	2,438,516
Executive Vice President of Commercial Growth

John R. Frantz	2022	226,302	—		—	—	—	5,073,649	5,299,951	(7)
Former President and Chief Executive Officer	2021	624,388	—		4,290,566	891,000	—	25,768	5,831,722
	2020	675,022	—		5,261,126	344,038	—	26,681	6,306,867

(1)

Salary information for Mr. Sides in fiscal year 2022 reflects amounts paid to him from September 22, 2021 to March 31, 2022, the period of time he served as our President and Chief Executive Officer in fiscal year 2022. Salary information for Mr. Frantz in fiscal year 2022 reflects amounts paid to him from April 1, 2021 though June 18, 2021, the period of time he served as our President and Chief Executive Officer in fiscal year 2022.

(2)	The amounts set forth in this column reflect the grant date fair value of the stock awards, computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation.

FY22: The grant date fair value for each tranche of the PSUs granted during fiscal year 2022 tied to each stock price hurdle was estimated separately using a Monte-Carlo based valuation model using the assumptions in the table below:

Grant Date	9/22/2021	11/2/2021
Expected term (years)	5.0	5.0
Expected volatility	52.8%	53.1%
Expected dividends	—%	—%
Risk-free rate	0.86%	1.13%

The resulting grant date fair value per share determined using the Monte-Carlo based valuation model for each tranche of the PSUs is set forth below with respect to each stock price hurdle:

	Grant Date Fair Value Per Share for PSUs Tranche Tied to Stock Price Hurdle
Stock Price Hurdle	PSUs Granted on 9/22/2021	PSUs Granted on 11/2/2021
$19.38	$12.6407	$14.7725
$23.25	$11.5776	$13.6222
$27.13	$10.5836	$12.5387
$31.00	$9.7041	$11.6150
$34.88	$8.9308	N/A

The amounts shown in the Stock Awards column for fiscal year 2022 include the aggregate grant date fair value of the PSUs granted in fiscal year 2022 based on the foregoing Monte-Carlo based valuation model are set forth in the table below:

Name	Grant Date Fair Value of Fiscal 2022 PSUs ($)
David Sides	$4,732,250
James R. Arnold, Jr.	1,715,505
David A. Metcalfe	972,348
Srinivas Velamoor	—
Mitchell L. Waters	994,994

FY21: The grant date fair value of the PSUs granted in fiscal year 2021 was estimated based on a probability-adjusted achievement rate of fiscal year 2022 and fiscal year 2023 revenue performance targets combined with a modifier based on cumulative 3-year total stockholder return on the three-year grant anniversary, which is also the cliff vest date. The grant date fair value of the PSUs granted in fiscal year 2021 that vest based on the performance goals was determined utilizing a Monte Carlo simulation using the assumptions in the table below:

Grant Date	10/27/2020
Expected term	3.0
Expected volatility	62.7%
Expected dividends	—
Risk-free rate	0.19%

The maximum value of the PSUs granted in fiscal year 2021 is $2,193,750 for Mr. Arnold and $1,347,621 for Mr. Metcalfe.

FY20: The grant date fair value of the PSUs granted in fiscal year 2020 was estimated based on a probability-adjusted achievement rate of fiscal year 2021 and fiscal year 2022 revenue performance targets combined with a modifier based on cumulative 3-year total stockholder return on the three-year grant anniversary, which is also the cliff vest date. The grant date fair value of the PSUs granted in fiscal year 2020 that vest based on the performance goals was determined utilizing a Monte Carlo simulation using the assumptions in the table below:

Grant Date	December 26, 2019	January 27, 2020
Expected term	3.0 years	2.9 years
Expected volatility	38.4%	39.0%
Expected dividends	—%	—%
Risk-free rate	1.64%	1.40%

The maximum value of the PSUs granted in fiscal year 2020 is $1,300,966 for Mr. Arnold and $998,957 for Mr. Metcalfe.

For additional information about these awards, see Note 14 of our audited financial statements for the fiscal year ended March 31, 2022, included in our Annual Report on Form 10-K filed with the SEC on May 18, 2022

(3)	The amounts reflected in this column represent the amount earned as cash incentive compensation in the fiscal year. The amount for Mr. Waters includes compensation under his Sales Compensation Plan.
(4)	No amounts are included in this column as earnings are not considered above-market or preferential.
(5)

The amounts reflected in this column represent our Company’s contributions to the 401(k) plan, health savings account, long-term disability insurance, gym membership reimbursement, executive physicals, the nonqualified deferred compensation plan, enhanced executive life insurance premiums and travel insurance premiums. The 401(k)-plan contribution amounts for fiscal year 2022 were: Mr. Frantz - $2,531; Mr. Sides—$8,438; Mr. Arnold - $7,877; Mr. Metcalfe - $8,547; Mr. Velamoor—$9,375; Mr. Waters—$8,942. The health savings account Company contribution amounts for fiscal year 2022 were: Mr. Frantz - $250; Mr. Sides—$500; Mr. Arnold - $1,000; Mr. Velamoor—$250. The long-term disability insurance Company contribution amounts for fiscal year 2022 were: Mr. Frantz - $1,896; Mr. Sides—$3,537; Mr. Arnold - $9,752; Mr. Metcalfe - $9,068; Mr. Velamoor—$3,744; Mr. Waters—$7,877. Gym membership reimbursement amounts for fiscal year 2022 were: Mr. Metcalfe - $695. Executive physical contributions for fiscal year 2022 were: Mr. Sides—$1,800. The deferred compensation plan Company contribution amount for fiscal year 2022 were: Mr. Frantz - $12,861; Mr. Arnold - $9,913. Enhanced executive life insurance premiums paid by the Company were: Mr. Sides—$796; Mr. Arnold – $4,466; Mr. Metcalfe—$2,245; Mr. Velamoor—$815; Mr. Waters—$1,977. All executives in the above table received air medical transport and travel protection memberships at $399.

(6)

This amount reflects a signing bonus that is subject to repayment in the event of Mr. Sides’ termination of employment within 18 months of his start date other than a termination by the Company without “Cause” or Mr. Sides’ resignation for “Good Reason” (each as such term is defined in the Employment Agreement).

(7)

The amount reflected for Mr. Frantz also includes severance payment of $2,126,250 in connection with his termination on June 18, 2021, representing 150% of the sum of Mr. Frantz’s annual base salary and target bonus in effect at the time of his separation, continued health coverage for 18 months (with an estimated aggregate value of $40,642, and the incremental grant date fair value of the accelerated vesting of his time-based equity awards in connection with his separation (with an aggregate value of $2,899,218). See Note 14 of our audited financial statements for the fiscal year ended March 31, 2022, included in our Annual Report on Form 10-K filed with the SEC on May 18, 2022, for additional assumptions used in calculating the incremental grant date fair value recognized by us in connection with the acceleration of Mr. Frantz’s equity awards. The severance was consistent with the amount owed to Mr. Frantz for a termination without cause, which the Company believes reflected the circumstances of his termination. The severance was provided to secure customary releases from claims and other restrictive covenants.

Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2022

The following table sets forth information regarding plan-based awards granted to our NEOs during the fiscal year ended March 31, 2022.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)(4)	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
David Sides		—	675,000	1,012,500
	9/22/2021	—			73,000	156,000	450,000	—	4,732,250
	9/22/2021	—	—	—	—	—	—	169,500	2,520,465
	9/22/2021	—	—	—	—	—	—	471,000	7,003,770
James R. Arnold, Jr.		—	412,000	618,000
	8/11/2021	—	—	—	—	—	—	10,322	159,062
	11/2/2021	—	—	—	—	—	—	60,607	1,000,016
	11/2/2021				28,200	60,030	131,805	—	1,715,505
David A. Metcalfe		—	366,750	550,125
	8/11/2021	—	—	—	—	—	—	3,548	54,675
	11/2/2021	—	—	—	—	—	—	34,425	568,013
	11/2/2021				15,984	34,025	74,707	—	972,348
Srinivas Velamoor		—	375,000	562,500
	9/22/2021				—	—	—	397,114	5,905,085
Mitchell L. Waters		—	152,000	228,000
		2,000	200,000	600,000
	11/2/2021	—	—	—	—	—	—	35,152	580,008
	11/2/2021				16,356	34,817	76,447	—	994,993
John R. Frantz	N/A	—	742,500	1,113,750	—	—	—	—	—

(1)

Amounts in these columns represents threshold, target, and maximum cash awards possible based on fiscal year 2022 performance under our fiscal year 2022 cash incentive program as described in the “Compensation Discussion and Analysis” section. The actual cash incentive compensation paid is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. For Mr. Waters, the second entry pertains to threshold, target, and maximum compensation under his Sales Compensation Plan as described in the Compensation Discussion and Analysis” section.

(2)

The amounts set forth in these columns reflect the threshold, target and maximum number of shares that could be issued under the PSUs granted in fiscal year 2022, which vest upon both the attainment of pre-determined stock price milestones during the performance period and continued service over a period of three years following the grant date, as described in the “Compensation Discussion and Analysis” section.

(3)	All equity grants in fiscal year 2022 were made under our 2015 Plan, except for the grants to Messrs. Sides and Velamoor, which were made under our 2021 Inducement Plan.
(4)

Reflects RSAs granted in fiscal year 2022, as described in the “Compensation Discussion and Analysis” section. The RSAs generally vest in three equal, annual installments, with the first vesting on the one-year anniversary of the date of grant. The RSAs granted to Mr. Velamoor vest with respect to 25% of the RSAs on July 1, 2022 and 12.5% of the RSAs on each of the following dates: January 1, 2023, July 1, 2023, January 1, 2024, July 1, 2024, January 1, 2025 and July 1, 2025

(5)

The amounts set forth in this column reflects the grant date fair value of the stock awards, computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. The grant date fair value for each share-price milestone tranche was estimated separately using a Monte-Carlo based valuation model. Please see footnote (2) to the Summary Compensation Table above for information regarding the assumptions used in determining the grant date fair value of these awards. Also see Note 14 of our audited financial statements for the fiscal year ended March 31, 2022, included in our Annual Report on Form 10-K filed with the SEC on May 18, 2022, for additional assumptions used in calculating the amounts on the Stock Awards and Option Awards columns.

Grant Date	09/22/21	11/2/2021
Expected term (years)	5.0	5.0
Expected volatility	52.8%	53.1%
Expected dividends	—%	—%
Risk-free rate	0.86%	1.13%

Outstanding Equity Awards at Fiscal Year Ended March 31, 2022

The following table provides information concerning unexercised options, stock that has not vested and equity plan awards outstanding as of our fiscal year ended March 31, 2022 for each NEO. Mr. Frantz did not hold any outstanding equity awards as of March 31, 2022.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
David Sides	—	—		—	$—	—	169,500	(2)	$3,544,245	—		$—
	—	—		—	—	—	471,000	(2)	9,848,610	—		—
	—	—		—	—	—			—	156,000	(3)	3,261,960
James R. Arnold, Jr.	250,000	—		—	15.60	03/01/24	—		—	—		—
	175,000	—		—	14.07	10/31/25	—		—	—		—
	—	—		—	—	—	10,750	(4)	224,783	—		—
	—	—		—	—	—	21,804	(5)	455,922	—		—
	—	—		—	—	—	40,000	(6)	836,400	—		—
							10,322	(7)	215,833
							60,607	(8)	1,267,292
	—	—		—	—	—	—		—	51,503	(9)	1,076,928
	—	—		—	—	—	—		—	90,000	(10)	1,881,900
	—	—		—	—	—	—		—	60,030	(11)	1,255,227
David A. Metcalfe	200,000	—		—	14.20	02/01/24	—		—	—		—
	140,000	—		—	14.07	10/31/25	—		—	—		—
	—	—		—	—	—	8,250	(4)	172,508	—		—
	—	—		—	—	—	17,158	(5)	358,774	—		—
	—	—		—	—	—	24,572	(6)	513,801	—		—
	—	—		—	—	—	3,548	(7)	74,189	—		—
	—	—		—	—	—	34,425	(8)	719,827	—		—
	—	—		—	—	—	—		—	39,547	(9)	826,928
	—	—		—	—	—	—		—	55,287	(10)	1,156,051
	—	—		—	—	—	—		—	34,025	(11)	711,463
Srinivas Velamoor	—	—		—	—	—	397,114	(12)	8,303,654	—		—
Mitchell L. Waters	5,107	5,107	(13)	—	16.83	06/01/26	—		—	—		—
	5,000	—		—	16.37	06/13/25	—		—	—		—
	—	—		—	—	—	2,950	(14)	61,685	—		—
	—	—		—	—	—	6,666	(15)	139,386	—		—
	—	—		—	—	—	12,200	(6)	255,102	—		—
	—	—		—	—	—	8,666	(16)	181,206	—		—
	—	—		—	—	—	35,152	(8)	735,028	—		—
	—	—		—	—	—	—		—	34,817	(11)	728,023

(1)	Calculated by multiplying $20.91, the closing price of a share of our common stock on March 31, 2022, the last trading day of the fiscal year, by the number of unvested shares subject to the award.
(2)

Restricted stock awards were granted on September 22, 2021. These shares vest in three equal, annual installments, with the first vesting on the one-year anniversary of the date of grant. Accordingly, the remaining unvested shares are scheduled to vest on September 22, 2022, September 22, 2023 and September 22, 2024.

(3)

Represents PSU awards granted on September 22, 2021, which vest upon both the attainment of five separate pre-determined stock price hurdles during a five-year performance period and continued service over a period of three years (in equal, annual installments) following the grant date. On April 12, 2022, the Board determined that the first stock price hurdle had been achieved due to the Company’s average closing stock price over a 90-day period exceeding $19.38 per share. As a result, 73,000 PSUs which were eligible to vest based on such stock price hurdle were deemed “earned” in April 2022, but remain subject to the service-based vesting requirements. The aggregate number of shares that remain unearned and unvested under Mr. Sides’ September 2021 PSU award is not determinable because they are earned based on future increases to our stock price which are unascertainable. Therefore, we have shown here the number of shares that would be received upon achieving 50% appreciation of the base stock price (i.e. $23.25 or target), which we view as a representative amount for purposes of this table. Additional shares may be received upon achievement of subsequent milestones.

(4)

Restricted stock award was granted October 23, 2018. These shares vest in four equal, annual installments, with the first vesting on the one-year anniversary of the date of grant. Accordingly, the remaining unvested shares are scheduled to vest on October 23, 2022.

(5)

Restricted stock award was granted December 26, 2019. These shares vest over three years from the date of grant in equal, semi-annual increments. Accordingly, the remaining unvested shares are scheduled to vest on June 26, 2022 and December 26, 2022.

(6)

Restricted stock award was granted October 27, 2020. These shares vest in three equal, annual installments, with the first vesting on the one-year anniversary of the date of grant. Accordingly, the remaining unvested shares are scheduled to vest on October 27, 2022 and October 27, 2023.

(7)

Restricted stock award was granted August 11, 2021. These shares vest in three equal, annual installments, with the first vesting on the one-year anniversary of the date of grant. Accordingly, the remaining unvested shares are scheduled to vest on August 11, 2022, August 11, 2023 and August 11, 2024.

(8)

Restricted stock award was granted November 2, 2021. These shares vest in three equal, annual installments, with the first vesting on the one-year anniversary of the date of grant. Accordingly, the remaining unvested shares are scheduled to vest on November 2, 2022, November 2, 2023 and November 2, 2024.

(9)

Represent PSU awards granted on December 26, 2019, which are tied to the Company’s fiscal year 2021 and 2022 revenues and modified for cumulative 3-year TSR on the three-year anniversary of the grant date. The number of shares to be issued may vary between 42.5% and 172.5% of the number of PSUs depending on performance, and no such shares will be issued if threshold performance is not achieved. The number of shares shown in the table assumes target performance.

(10)

Represent PSU awards granted on October 27, 2020, which are tied to the Company’s fiscal year 2022 and 2023 revenues and modified for cumulative 3-year TSR on the three-year anniversary of the grant date. The number of shares to be issued may vary between 8.5% and 199.5% of the number of PSUs depending on performance, and no such shares will be issued if threshold performance is not achieved. The number of shares shown in the table assumes target performance.

(11)

Represent PSU awards granted on November 2, 2021, which vest upon both the attainment of four separate pre-determined stock price milestones through September 22, 2026 and continued service over a period of three years (in equal, annual installments) following the vesting commencement date of September 22, 2021. On April 12, 2022, the Board determined that the first stock price hurdle had been achieved due to the Company’s average closing stock price over a 90-day period exceeding $19.38 per share. As a result, such number of PSUs as were eligible to vest based on such stock price hurdle were deemed “earned,” but remain subject to the service-based vesting requirements as follows: Mr. Arnold, 28,200 PSUs; Mr. Metcalfe, 15,984 PSUs; and Mr. Waters, 16,356 PSUs. The aggregate number of shares that remain unearned and unvested under the November 2022 PSU awards is not determinable because they are earned based on future increases to our stock price which are unascertainable. Therefore, we have shown here the number of shares that would be received upon achieving 50% appreciation of the base stock price (i.e. $23.25 or target), which we view as a representative amount for purposes of this table. Additional shares may be received upon achievement of subsequent milestones.
(12)

Restricted stock award was granted on September 22, 2021. The unvested shares are scheduled to vest as follows: 25% on July 1, 2022 and 12.5% on each of the following dates: January 1, 2023, July 1, 2023, January 1, 2024, July 1, 2024, January 1, 2025 and July 1, 2025.

(13)

Original award of 20,430 options was granted on May 30, 2018 and vests in four equal, annual installments, which commenced on June 1, 2019. Accordingly, the remaining unexercisable shares are scheduled to vest on June 1, 2022.

(14)

Restricted stock award was granted May 31, 2019. These shares vest in three equal, annual installments, with the first vesting on June 1, 2020. Accordingly, the remaining unvested shares are scheduled to vest on June 1, 2022.

(15)

Restricted stock award was granted June 1, 2020. These shares vest in three equal, annual installments, with the first vesting on the one-year anniversary of the date of grant. Accordingly, the remaining unvested shares are scheduled to vest on June 1, 2022 and June 1, 2023.

(16)

Restricted stock award was granted February 1, 2021. These shares vest in three equal, annual installments, with the first vesting on the one-year anniversary of the date of grant. Accordingly, the remaining unvested shares are scheduled to vest on February 1, 2023 and February 1, 2024.

Option Exercises and Stock Vested During Fiscal Year Ended March 31, 2022

The following table sets forth information regarding options exercised and stock awards vested during fiscal year 2022 for our NEOs. Value realized on option exercise is based on the difference between the per share exercise price and the closing sale price of a share of our common stock on the exercise date. The value realized on vesting of stock awards is based on the closing sale price of a share of common stock on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David Sides	—	—	—	—
James R. Arnold, Jr.	—	—	52,528	833,052
David A. Metcalfe	—	—	37,678	600,992
Srinivas Velamoor	—	—	—	—
Mitchell L. Waters	—	—	17,734	295,263
John R. Frantz	1,010,000	1,617,900	268,354	4,348,220

Pension Benefits

We do not have any plans that provide for payments or other benefits at, following or in connection with the retirement of any NEO.

Nonqualified Deferred Compensation for Fiscal Year Ended March 31, 2022

The following table sets forth information regarding our defined contribution or other plan that provides for the deferral of compensation for any NEO on a basis that is not tax-qualified. Participating employees may defer between 5% and 50% of their compensation per plan year. In addition, we may, but are not required to, make contributions into the deferral plan on behalf of participating employees. Each employee’s deferrals together with earnings thereon are accrued as part of the long-term liabilities of our company. Investment decisions are made by each participating employee from a family of mutual funds. To offset this liability, we have purchased life insurance policies on some of our participants. We are the owner and beneficiary of the policies, and the cash values are intended to produce cash needed to help make the benefit payments to employees when they retire or otherwise leave our company. Distributions will be paid out to participants either upon retirement, death, termination of employment or upon termination of the nonqualified deferred compensation plan. Distribution will generally equal the deferral amount plus or minus earnings or losses and will be in the form of a lump sum of five annual installments as elected by the participant should the account balance exceed $25,000.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year ($)(4)
David Sides	8,438	—	15	—	8,453
James R. Arnold, Jr.	210,127	9,913	(3,958)	—	241,360
David A. Metcalfe	—	—	—	—	—
Srinivas Velamoor	—	—	—	—	—
Mitchell L. Waters	—	—	—	—	—
John R. Frantz	11,173	12,861	1,506	—	622,870

(1)

Represents amounts the NEO elected to defer in fiscal year 2022, which are deferred from compensation earned in fiscal year 2022 and therefore reported in the appropriate columns in the Summary Compensation Table.

(2)

Represents amounts credited in fiscal year 2022 as Company contributions to the deferred compensation plan, which amounts are also reported in the “All Other Compensation” column in the Summary Compensation Table.

(3)	These amounts do not represent above-market earnings and are therefore not reported in the Summary Compensation Table.
(4)

$484,307 of this amount was previously reported as compensation for Mr. Frantz in the Summary Compensation Table for fiscal years prior to fiscal year 2022. Of this amount, $25,000 was previously reported as compensation for Mr. Arnold in the Summary Compensation Table for fiscal years prior to fiscal year 2022.

Potential Payments Upon Termination of Employment in Change-in-Control

CEO Executive Employment Agreement – David Sides

Effective September 22, 2021, the Company and Mr. Sides entered into an employment agreement. The employment agreement provides Mr. Sides with certain severance benefits, under certain circumstances, if his employment is terminated outside the context of a “Change in Control” of the Company. Under the terms of the employment agreement, if the Company terminates Mr. Sides’ employment without “Cause” or if Mr. Sides resigns from employment for “Good Reason,” and in each case such termination does not occur during the period commencing two months prior to and ending 18 months following a Change in Control (the “Change in Control Period”), then subject to Mr. Sides signing a release and various other customary conditions, Mr. Sides will receive the following:

Qualifying Termination Outside the Change in Control Period

•

a cash amount equal to 1.5 times the sum of Mr. Sides’ then-current annual base salary and target bonus, to be paid in substantially equal installments over the eighteen-month period following the termination date;

•	a lump sum cash amount equal to Mr. Sides’ annual bonus for the year prior to the year in which the termination occurs, to the extent such amount is unpaid;

•	a lump sum cash payment equal to Mr. Sides’ pro-rated annual bonus for the year in which the termination occurs, based on actual performance for such year;

•	continued participation in the Company’s medical insurance programs for eighteen months after such termination;

•	the immediate vesting of all time-based equity awards that would have vested during the eighteen months following such termination; and

•	full vesting of the Special Incentive RSA Award.

If such termination occurs within the “Change in Control Period,” Mr. Sides would be entitled to the following:

•

a cash amount equal to 1.5 times the sum of Mr. Sides’ then-current annual base salary and target bonus, to be paid in substantially equal installments over the eighteen-month period following the termination date (unless such termination occurs during the eighteen months following a Change in Control, in which case such amount will be paid in a lump sum);

•	a lump sum cash amount equal to Mr. Sides’ annual bonus for the year prior to the year in which the termination occurs, to the extent such amount is unpaid;

•	a lump sum cash amount equal to a pro-rata portion of his target annual bonus for the year of termination;

•	continued participation in the Company’s medical insurance programs for eighteen months after such termination;

•	the immediate vesting of all time-based equity awards.

Change in Control Severance Agreements – Messrs. Arnold, Metcalfe, Velamoor and Waters

The Company has entered into change in control severance agreements with each of Messrs. Arnold, Metcalfe, Velamoor and Waters. Under the change in control severance agreements, if the NEO is terminated by the Company without “cause,” or terminates his employment for “good reason” within the two-month period before or 18-month period after a “change in control” of the Company, he is entitled to the following benefits: (i) a lump sum severance payment equal to 100% of base salary and target bonus, (ii) 12 months of Company-paid continuation health benefits, (iii) prorated current year cash bonus based on actual performance (or, in the discretion of the Company, prorated target bonus) and (iv) certain other limited benefits, including outplacement services and legal fee reimbursement.

Accelerated Vesting Terms Applicable to Equity Awards

Performance Stock Unit Awards Granted in December 2019 and January 2020

The Company granted PSUs to Messrs. Arnold and Metcalfe effective December 26, 2019. Pursuant to the terms of the PSUs, the PSUs are subject to vesting based on the Company’s achievement of fiscal year 2021 and 2022 revenue goals and modified for 3-year TSR performance during the performance period. In the event of a change in control, such number of PSUs will accelerate as is equal to (1) for any completed performance period, the number of PSUs that would have vested based on revenue performance for such performance period, plus (2) for any incomplete performance period, such number of PSUs determined based on the greater of (i) target or (ii) the Company’s achievement of the applicable revenue goals during the 12 months prior to such change in control, in each case multiplied by the applicable TSR performance modifier based on the Company’s actual TSR performance through the date of the change in control.

Performance Stock Unit Awards Granted in October 2020

The Company granted PSUs to Messrs. Arnold and Metcalfe effective October 27, 2020. Pursuant to the terms of the PSUs, the PSUs are subject to vesting based on the Company’s achievement of fiscal year 2022 and

2023 revenue goals and modified for 3-year TSR performance during the performance period. In the event of a change in control, such number of PSUs will accelerate as is equal to (1) for any completed performance period, the number of PSUs that would have vested based on revenue performance for such performance period, plus (2) for any incomplete performance period, such number of PSUs determined based on the greater of (i) target or (ii) the Company’s achievement of the applicable revenue goals during the 12 months prior to such change in control, in each case multiplied by the applicable TSR performance modifier based on the Company’s actual TSR performance through the date of the change in control.

Performance Stock Unit Awards Granted in September/November 2021

The Company granted PSUs to Mr. Sides in September 2021, and to Messrs. Arnold, Metcalfe, and Waters in November 2021, that are eligible to vest based on the achievement of pre-determined stock price goals over a five-year period that commenced on September 22, 2021, and that include a three-year service vesting requirement (with a third of the PSUs allocated to each price per share goal vesting each year).

In the event we incur a change in control, any outstanding PSUs that are earned performance-vesting PSUs as of the date of the change in control (including PSUs that have a price per share goal below the acquisition price) but that have not satisfied the service vesting requirement as of such date shall be deemed to have satisfied the applicable service vesting requirement and such PSUs shall become fully-vested PSUs as of the date of the change in control. Any PSUs that have not or do not become earned performance-vesting PSUs upon the date of the change in control shall be immediately forfeited and terminated without consideration. If the acquisition price falls between two price per share goals, the PSUs associated with the greater of the price per share goals shall be deemed partially achieved and vest at closing in a pro rata portion.

The PSUs granted in September 2021 to Mr. Sides also contain accelerated vesting terms in the event of Mr. Sides’ qualifying termination of employment by us without Cause or by Mr. Sides for Good Reason. In the event of Mr. Sides’ qualifying termination of employment by us without Cause or by Mr. Sides for Good Reason, any outstanding PSUs that are earned performance-vesting PSUs as of the date of such qualifying termination but that have not satisfied the service vesting requirement as of such date shall be deemed to have satisfied the applicable service vesting requirement with respect to such portion of the earned performance-vesting PSUs as would have satisfied the service vesting requirement during the 18 months following the date of termination had Mr. Sides remained in continuous service during such period, and such PSUs shall become fully-vested PSUs as of the date of termination.

Any outstanding PSUs that are not earned performance-vesting PSUs as of the date of such qualifying termination shall be deemed to have satisfied the applicable service vesting requirement with respect to such portion of the PSUs as would have satisfied the service vesting requirement during the 18 months following the date of termination if Mr. Sides had remained in continuous service during such period, and such resulting number of deemed service-vested PSUs shall remain outstanding and eligible to become fully-vested PSUs during the 18 month post-termination vesting period upon the achievement of the applicable price per share goals.

Restricted Stock Awards Granted to Messrs. Arnold and Metcalfe in August 2021

The Compensation Committee granted restricted stock awards to Messrs. Arnold and Metcalfe as compensation for their service on an Executive Leadership Committee formed to lead the Company on an interim basis while a CEO search is conducted (the “ELC RSAs”). The ELC RSAs were intended to provide compensation for services rendered and protection in the event a new CEO desired to make changes to the makeup of the executive team. Mr. Arnold received 10,322 RSAs and Mr. Metcalfe received 3,548 RSAs. The awards provide for accelerated vesting in full for involuntary termination without “Cause” or due to a voluntary termination with “Good Reason” as such terms are defined in the Company’s form of restricted stock award agreements.

Stock Award Exercisability Upon Termination or Change of Control – Amended 2015 Equity Incentive Plan and 2021 Employment Inducement Equity Incentive Plan General Provisions

Types of Awards: Our Amended & Restated 2015 Equity Incentive Plan (our “2015 Plan”) and our 2021 Employment Inducement Equity Incentive Plan (our “2021 Inducement Plan,” and together with our 2015 Plan, the “Equity Plans”) provide for the issuance of numerous types of stock-based awards, including without limitation, stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, other stock awards, and performance awards that may be settled in cash, stock, or other property.

Termination of Employment: Under our Equity Plans, vesting and exercisability of restricted stock awards and restricted stock unit awards generally terminates upon termination of employment, except as may be provided in the applicable award agreements or other agreements between the Company and the participation. Under our 2015 Plan vesting and exercisability of stock options and stock appreciation rights upon termination of employment, outside of a change of control context as discussed under “Termination Following Change of Control” below, generally has the consequences set forth in the table below, except as may be provided in the applicable award agreements or other agreements between the Company and the participant.

Reason for Termination of Employment	Stock Option and Stock Appreciation Right Exercisability Consequences Under the Equity Plans
Voluntary resignation by employee or termination without cause by us	Unvested options and stock appreciation rights terminate immediately upon termination of employment. Options and stock appreciation rights (to the extent vested prior to termination) remain exercisable until the earlier of the expiration of the award term or three months after termination of employment.
Termination for cause by us	Unvested and vested options and stock appreciation rights terminate and become unexercisable upon termination of employment.
Disability	Options and stock appreciation rights (to the extent vested prior to termination) remain exercisable until the earlier of the expiration of the award term or twelve months after termination of employment.
Death	Options and stock appreciation rights (to the extent vested prior to termination) remain exercisable until the earlier of the expiration of the award term or eighteen months after termination of employment.

Board Powers: Under our Equity Plans, our Board has the power to accelerate, in whole or in part, the time at which an award may be exercised or vest, and to amend the terms of any award in any way that does not impair a participant’s rights under the award.

Change in Control: Under our Equity Plans, in the event of a change of control or corporate transaction as defined in Equity Plans, awards do not automatically vest; however, and unless otherwise provided for in the award agreement or otherwise expressly provided for at the time of grant, the Board in its discretion may take any of the following actions with respect to any award: (i) arrange for the surviving or acquiring corporation to assume or substitute the award; (ii) arrange for the assignment or lapse of any reacquisition or repurchase rights pertaining to the award; (iii) accelerate the award’s vesting in whole or in part; (iv) cancel any unvested or unexercised award in exchange for cash; or (v) pay the award holder the value of the excess of the award’s value in the transaction over the award’s exercise price.

Termination Following Change of Control: Our Equity Plans provides that a stock award may be subject to additional acceleration of vesting and exercisability in the event of a qualifying termination that occurs in connection with a change of control as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur. However, our form stock option and restricted stock award agreements under our Equity Plans used for all grants to our employees, including our NEOs, state that the vesting and exercisability of awards granted thereunder will be accelerated in full if a grantee experiences a qualifying termination (i.e., an involuntary termination without cause or a voluntary termination with good reason) within twelve months of a change in control, as such terms are defined in the award agreements.

Quantification of Payments Upon Termination of Employment or Change-in-Control

The following table describes and illustrates potential payments to our NEOs other than Mr. Frantz under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, including a summary of payments that would have been required had a termination or change-in-control taken place on March 31, 2022, based upon the per share closing price of the Company’s common stock ($20.91) on the last trading day of the fiscal year. The table does not include the value of any benefits to the extent they do not discriminate in scope, terms or operation, in favor of the NEOs and that are available generally to all salaried employees, nor does it reflect payments under our non-qualified deferred compensation plan, which are described above under the “Non-Qualified Deferred Compensation for Fiscal Year Ended March 31, 2022.”

In connection with Mr. Frantz’s termination of employment, Mr. Frantz and the Company entered into a separation agreement (the “Separation Agreement”), pursuant to which he became entitled to certain severance payments and benefits, as further described below.

	Termination by the Company without cause or termination by employee for good reason other than in connection with a change in control ($)		Termination by the Company without cause or termination by employee for good reason during the change in control period ($)		Change in Control (no termination of employment) ($)
David Sides
Cash Severance(1)	2,025,000		2,025,000		—
Cash Bonus(2)	1,012,500		1,012,500		—
RSA Acceleration(3)	12,211,440	(6)	13,392,855	(7)	—
PSU Acceleration(4)	1,017,620	(8)	1,475,046	(10)	2,212,569
Continued Benefits(5)	38,874		38,874		—
Outplacement	—		42,000		—
Legal Fee Reimbursement	—		5,000		—

Total	16,305,434		17,991,275		2,212,569

James R. Arnold, Jr.
Cash Severance(1)	—		927,000		—
Cash Bonus(2)	—		618,000		—
RSA Acceleration(3)	215,833	(9)	3,000,230		—
PSU Acceleration(4)	—		—		3,811,601
Continued Benefits(5)	—		27,384		—
Outplacement	—		42,000		—
Legal Fee Reimbursement	—		5,000		—

Total	215,833		4,619,614		3,811,601

	Termination by the Company without cause or termination by employee for good reason other than in connection with a change in control ($)		Termination by the Company without cause or termination by employee for good reason during the change in control period ($)	Change in Control (no termination of employment) ($)

David A. Metcalfe
Cash Severance(1)	—		855,750	—
Cash Bonus(2)	—		550,406	—
RSA Acceleration(3)	74,189	(9)	1,839,097	—
PSU Acceleration(4)	—		—	2,466,335
Continued Benefits(5)	—		20,389	—
Outplacement	—		42,000	—
Legal Fee Reimbursement	—		5,000	—

Total	74,189		3,312,642	2,466,335

Srinivas Velamoor
Cash Severance(1)	—		875,000	—
Cash Bonus(2)	—		562,500	—
RSA Acceleration(3)	—		8,303,654	—
PSU Acceleration(4)	—		—	—
Continued Benefits(5)	—		27,384	—
Outplacement	—		42,000	—
Legal Fee Reimbursement	—		5,000	—

Total	—		9,815,539	—

Mitchell L. Waters
Cash Severance(1)	—		532,000	—
Cash Bonus(2)	—		228,000	—
RSA and Option Acceleration(3)	—		1,479,194	—
PSU Acceleration(4)	—		—	494,605
Continued Benefits(5)	—		28,653	—
Outplacement	—		42,000	—
Legal Fee Reimbursement	—		5,000	—

Total	—		2,314,847	494,605

(1)

For Mr. Sides, reflects a cash amount equal to 1.5 times the sum of Mr. Sides’ then-current annual base salary and target bonus, to be paid in substantially equal installments over the eighteen-month period following the termination date (unless such termination occurs during the two months preceding or eighteen months following a Change in Control, in which case such amount will be paid in a lump sum) based on fiscal year 2022 salary and target bonus amounts, both at 100%. For the other NEOs, represents a lump sum severance payment equal to 100% of base salary and target bonus based on fiscal year 2022 salary and target bonus amounts, both at 100%.

(2)

Reflects the bonus component payable under Mr. Sides’ employment agreement or the NEO change in control severance agreements, as applicable, based on actual cash bonus earned for fiscal year 2022, which ended on March 31, 2022.

(3)

The values for the RSAs is calculated based on the number of shares underlying the RSAs for which vesting would have accelerated upon the triggering event and our $20.91 market close stock price as of March 31, 2022 (the last trading day of the fiscal year). For Mr. Waters, the amount also includes the value of the number of shares that could be acquired upon the exercise of 5,107 unvested options using the closing price of the Company’s common stock ($20.91). These options have an exercise price of $16.83.

(4)

The values for the PSUs is calculated based on the number of shares underlying the PSUs for which vesting would have accelerated upon the triggering event and our $20.91 market close stock price as of March 31,

2022 (the last trading day of the fiscal year). Such values assume, for the purposes of this table, that performance goals are met at the “target” level with respect to PSUs. For purposes of the PSUs awarded in fiscal year 2022, such values assume, for purposes of this table, change-in-control “share value” of $20.91.
(5)

Amounts shown for continued health benefits are calculated through the applicable severance period (18 months for Mr. Sides and 12 months for the other NEOs) and are calculated based on actual average monthly health coverage costs for each respective NEO for fiscal year 2022.

(6)

Reflects the value of the accelerated vesting of all of Mr. Sides’ time-based RSAs that would have vested during the eighteen months following his qualifying termination and full vesting of his Special Incentive RSA Award in accordance with his employment agreement. The values for the RSAs is calculated based on the number of shares underlying the RSAs for which vesting would have accelerated upon the triggering event and our $20.91 market close stock price as of March 31, 2022 (the last trading day of the fiscal year).

(7)

Reflects the value of the accelerated vesting of all of Mr. Sides’ time-based RSAs in accordance with his employment agreement. The values for the RSAs is calculated based on the number of shares underlying the RSAs for which vesting would have accelerated upon the triggering event and our $20.91 market close stock price as of March 31, 2022 (the last trading day of the fiscal year).

(8)

Reflects the value of the number of PSUs that would vest over the eighteen months following Mr. Sides’ qualifying termination in accordance with the service-based vesting terms of his PSUs calculated based on the number of shares underlying the PSUs for which vesting would have accelerated upon the triggering event and our $20.91 market close stock price as of March 31, 2022 (the last trading day of the fiscal year).

(9)

Reflects the value of the accelerated vesting of the ELC RSAs granted to Messrs. Arnold and Metcalfe calculated based on the number of shares underlying the ELC RSAs for which vesting would have accelerated upon the triggering event and our $20.91 market close stock price as of March 31, 2022 (the last trading day of the fiscal year).

(10)

Reflects the value of the number of PSUs that would vest over the eighteen months following Mr. Sides’ qualifying termination in accordance with the service-based vesting terms of his PSUs calculated based on the number of shares underlying the PSUs for which vesting would have accelerated upon the triggering event and our $20.91 market close stock price as of March 31, 2022 (the last trading day of the fiscal year). Such value assumes, for the purposes of this table, change-in-control “share value” of $20.91.

Separation Agreement with Mr. Frantz

Effective June 19, 2021, the Company and Mr. Frantz entered into a separation agreement (the “Separation Agreement”) pursuant to which Mr. Frantz, in exchange for a general release of claims and his agreement to various other customary restrictive covenants, received the benefits provided for under the addendum to Mr. Frantz’s employment agreement dated January 22, 2019, consisting of a lump sum severance payment of $2,126,250 (representing 150% of Mr. Frantz’s annual base salary plus target bonus as currently in effect), continued health coverage at Company expense for up to 18 months, and the accelerated vesting of those time-based equity awards that would have vested within 18 months of his last day of employment. Mr. Frantz did not receive a prorated target bonus for fiscal year 2022. All of Mr. Frantz’s other equity awards, including any performance-based equity awards, were cancelled on his last day of employment. The payments were made upon separation because the Company believed the circumstances of the termination qualified for severance payments under Mr.  Frantz’s employment agreements as a termination by the Company without cause.

Director Compensation for Fiscal Year Ended March 31, 2022

We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our board of directors and that this approach is comparable to the policies of our peers. The cash component of our program is designed to encourage frequent and active interaction between our directors and our executives, both during and between formal meetings, as well as to compensate our directors for their time and effort. Further, we believe that it is important to align the long-term interests of our non-employee directors with those of the Company and its stockholders and that awarding equity compensation to, and thereby increasing ownership of our common stock by, our non-employee directors is an appropriate means to achieve this alignment.

In determining the reasonableness of the Company’s director compensation, the Compensation Committee periodically consults with, and reviews market data provided by, its independent compensation consultant, FW Cook. The primary source of the market data is the same group of companies that are used for executive compensation determination purposes. We do not target a specific level of director compensation relative to the market reference information, but rather use such information, along with information on broader trends and practices, to help guide our decisions related to our director compensation program.

Under our fiscal year 2022 Director Compensation Program, each non-employee director is paid annual Board and/or committee retainers according to the chart below. Under the director compensation program, each non-employee director is awarded shares of restricted common stock upon election or re-election to the Board in the amounts set forth in the chart below. The shares are valued at the price of the Company’s common stock at the close of trading on the date of the director’s election or re-election to the Board. The restricted shares are issued according to the standard form award agreement pursuant to the Company’s then-current equity incentive plan and carry a restriction requiring that the shares vest on the date of the earlier of (a) one year from the date of grant, or (b) the date of the Company’s next annual meeting of stockholders following the director’s election or re-election to the Board. The restricted shares will be granted on a pro-rata basis for directors appointed to serve less than a full year. Vesting of the Restricted Stock will be accelerated in the event of the director’s death or disability, or upon a change of control of the Company.

Our non-employee directors are eligible for Company provided COBRA health insurance coverage, for which they are required to pay the full fair market value. For fiscal year 2021, only Mr. Razin elected to receive coverage.

Changes Effective October 27, 2021

In October 2021, following consideration of stockholder feedback related to executive and director compensation, the Board agreed, with the support of the non-employee directors serving on committees, to (i) discontinue the payment of meeting fees, effective October 27, 2021; and (ii) to retire the position of Vice Chair, at the conclusion of the current term. The position of Chair Emeritus was also retired, effective October 13, 2021. In addition, the Compensation Committee tasked FW Cook to conduct an independent review of the Company’s director compensation program. In January 2022, the Compensation Committee recommended, and the Board approved, a framework for the fiscal year 2023 director compensation program, which framework included the provision of median committee member retainers, effective January 1, 2022, as set forth in the chart below. No increases were made to any of the cash or equity retainers for the fiscal year 2023 director compensation program.

The elements of the 2022 Director Compensation Program are set forth in the table below.

Director Compensation Program Category of Director	Employee Director (Tier 0)	Non- Employee Director – Base Compensation (Tier 1)	Nominating & Governance Committee Additional Compensation (Tier 2)	Compensation Committee Additional Compensation (Tier 3)	Audit Committee – Additional Compensation (Tier 4)	Vice Chairman – Additional Compensation (Tier 5)	Board Chairperson and Chairman Emeritus - Additional Compensation (Tier 6)
Annual Base Compensation	$—	$90,000	$12,000 (Chair) $5,000 (Member)	$15,000 (Chair) $7,500 (Member)	$20,000 (Chair) $10,000 (Member)	$35,000	$40,000
Value of Restricted Shares	$—	$165,000	$—	$—	$—	$40,000	$40,000

Fiscal Year 2022 Director Compensation Program Terms:

(a)	The annual cash retainers are payable in quarterly installments, pro-rated based on the number of days served (if less than a full quarter).
(b)	Equity compensation is in the form of RSAs, with the number of shares determined based on the closing stock price on the effective date of the election (i.e., the Annual Meeting date).

(c)

Until October 27, 2021, each non-employee director was paid a $2,000 cash fee each Nominating & Governance Committee, Compensation Committee and Audit Committee meeting attended. Meeting fees were discontinued effective October 27, 2021.

(d)

Effective January 1, 2022, each non-employee director serving as a member of a Board committee (inclusive of Chairs) was provided a pro-rata portion of the annual committee membership retainers reflected in the table above.

Director Stock Ownership Guideline

Directors are subject to a stock ownership guideline to hold shares of the Company’s common stock (to include common stock purchased on the open market, unvested Restricted Stock, vested or unvested deferred shares, and shares owned by immediate family members or trusts) valued in an amount equal to at least four times the value of the director’s annual cash retainer compensation. Current directors are expected to satisfy this ownership guideline within five years of adoption of the Company’s fiscal year 2017 Director Compensation Plan or within five years of any increase to the annual director cash retainer amount. New directors are expected to satisfy this ownership guideline by the fifth annual shareholder meeting after they join the Board. Compliance with the stock ownership guideline shall be measured annually on a date determined in the Board’s discretion. Noncompliance with the guideline within a specified period will not result in sanctions; however, in such cases, a director is expected to hold all after-tax profit shares after the vesting of equity awards until the director has achieved compliance (i.e., share sales by a director who is not in compliance with the guidelines at the end of a compliance period shall be limited to sales necessary for tax purposes).

Director Compensation

The following table provides information concerning compensation for our non-employee directors for the fiscal year ended March 31, 2022. Messrs. Frantz and Sides were employees during their service as directors during the fiscal year ended March 31, 2022 and thus were not provided additional compensation for such service. The compensation received by Messrs. Frantz and Sides as employees is described elsewhere in this filing.

Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Craig A. Barbarosh	$195,125	$234,911	$—	$—	$—	$—	$430,036
George H. Bristol	150,500	189,074					339,574
Darnell Dent	43,476	189,074	—	—	—	—	232,550
Julie D. Klapstein	122,375	189,074					311,449
James C. Malone	48,205	—	—	—	—	—	48,205
Jeffrey H. Margolis	130,000	234,911	—	—	—	—	364,911
Geraldine McGinty(2)	59,451	217,567	—	—	—	—	277,018
Morris Panner	157,250	189,074	—	—	—	—	346,324
Pamela Puryear	46,726	189,074					235,800
Sheldon Razin	69,630	—	—	—	—	—	69,630
Lance E. Rosenzweig	52,206	—	—	—	—	—	52,206

(1)

The amounts reflected in this column represent the grant date fair value of the equity awards made in fiscal year 2022, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. Under the terms of our director compensation program, grant values were converted into a number of RSAs based on the closing stock price of $14.40 on October 13, 2021, which was the date of our 2021 Annual Meeting, but the awards were not granted to the directors until November 2, 2021, at which time the closing price per share of our common stock was $16.50, which was the relevant price for purposes of determining the grant date fair value of the awards in accordance with FASB ASC Topic 718 and is reported in the table above.
(2)

In connection with her appointment to the Board of Directors, Dr. McGinty was also awarded 1,849 restricted stock awards on August 16, 2021, which had a grant date fair value of $15.41 per share and is included in the amount above.

At March 31, 2022, the aggregate number of option awards and shares of restricted stock awards outstanding for each of the directors named in the table was as follows:

Director Name	Total Option Awards Outstanding	Total Unvested Restricted Shares as of March 31, 2022
Craig A. Barbarosh	—	14,237
George H. Bristol	—	11,459
Darnell Dent	—	11,459
Julie D. Klapstein	—	11,459
James C. Malone	—	—
Jeffrey H. Margolis	—	14,237
Geraldine McGinty	—	11,459
Morris Panner	—	11,459
Pamela Puryear	—	11,459
Sheldon Razin	—	—
Lance E. Rosenzweig	—	—

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Mr. Barbarosh (Chair), Klapstein, and effective October 27, 2021, Dr. McGinty. Prior to Dr. McGinty’s appointment, the Compensation Committee was comprised of Messrs. Barbarosh (Chair) and Panner, and Ms. Klapstein. None of these individuals was, during the fiscal year ended March 31, 2022, an officer or employee of the Company, and none of these individuals ever formerly served as an officer of the Company. No member of our Board has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

Compensation Committee Report

The following Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C of the Exchange Act, or the liabilities of Section 18 of the Exchange Act. The Compensation Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates it by reference.

Our Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussion, our Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement for the fiscal year ended March 31, 2022.

COMPENSATION COMMITTEE

Craig A. Barbarosh, Chairman

Julie D. Klapstein	Dr. Geraldine McGinty

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we have prepared the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. We chose March 31, 2022 as the date for establishing the employee population used in identifying the median employee and determined our median employee based on our employees’ actual base salaries for fiscal year 2022, provided that regularly scheduled, permanent employees who were newly hired during fiscal year 2022 or on leave for a portion of the fiscal year were assumed to have worked for the entire fiscal year 2022 measurement period. We included all employees as of March 31, 2022, consisting of approximately 1,906 individuals located in the U.S. and 757 individuals located in India. We then compared the annual total compensation of our employee population (other than Mr. Sides), which includes base salary for fiscal year 2022, annual cash bonus for fiscal year 2022, the grant date fair value of equity awards granted during the fiscal year 2022 measurement period, 401(k) matching contributions, and the cost of long-term disability insurance paid by the company and identified our median employee from this compensation measure. The annual total compensation for our median employee for fiscal year 2022 was $64,514.

Mr. Sides’ total compensation computed in accordance with the methodology to be used for purposes of the Summary Compensation Table per SEC rules, annualized for fiscal year 2022, was $16,076,528 (which includes the grant date fair value of all of the PSUs granted to Mr. Sides in connection with his commencement of employment). In order to calculate this annualized compensation value, we annualized (i) Mr. Sides’ fiscal year 2022 base pay, (ii) long-term disability insurance Company contributions, and (iii) executive life insurance premium amounts. Based on this information, the ratio of the annual total compensation of Mr. Sides, our President and CEO as of the March 31, 2022 measurement date, to the median employee was 249 to 1.

Given Mr. Sides’ compensation in fiscal year 2022 included the value of one-time inducement equity awards, including a special award to compensate Mr. Sides for equity in his former employer that he forfeited upon his departure from his prior position, we believe the total, annualized compensation for Mr. Sides is not indicative of his typical, target compensation. Accordingly, we believe that the ratio of the annual total compensation of Mr. Sides to our median employee as of March 31, 2022 is higher than it would be in a year in which we do not experience a CEO transition.

ELECTION OF DIRECTORS

(Proposal No. 1)

Proposal No. 1 concerns the election of the following director nominees: Craig A. Barbarosh, George H. Bristol, Darnell Dent, Julie D. Klapstein, Jeffrey H. Margolis, Dr. Geraldine McGinty, Morris Panner, Dr. Pamela Puryear, and David Sides. Based on definitions of independence established by Nasdaq, SEC rules and regulations, guidelines established in our Bylaws, and the determinations of our Nominating and Governance Committee and our Board, Messrs. Barbarosh, Bristol, Dent, Margolis, Panner, Ms. Klapstein, and Drs. McGinty and Puryear are independent.

Based on the recommendation of our Nominating and Governance Committee, the Board has nominated each of these individuals for election as a director. Each of our director nominees has consented to being named in this proxy statement and has agreed to serve as a director if elected. Directors are elected at each annual meeting of stockholders and hold office until the next annual meeting or until their respective successors are duly elected and qualified. All nine director nominees currently serve on the Board.

If elected, each of the nominees will hold office until the next annual meeting or until their respective successors are duly elected and qualified. Information concerning each Director nominee is set forth above under “Information Concerning Directors and Nominees,” along with information about other members of our Board.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

Our stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accountants to audit our financial statements for the fiscal year ending March 31, 2023. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirements. However, our Board is submitting our Audit Committee’s appointment of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment by an affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes), our Audit Committee may reconsider whether to retain PricewaterhouseCoopers LLP as our independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

We expect that representatives of PricewaterhouseCoopers LLP will attend the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions posed by our stockholders.

Board Recommendation

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT MATTERS

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed to us by PricewaterhouseCoopers LLP, our principal accountant for professional services rendered in the audit of our consolidated financial statements for the years ended March 31, 2022 and 2021.

	2022	2021
Audit fees	$1,743,109	$1,649,679
Audit-related fees	—	—
Tax fees	124,268	163,095
All other fees	5,400	4,500

Audit Fees. Audit fees consist of fees billed for professional services for audit of our consolidated financial statements and review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. No audit-related fees were incurred for fiscal years 2022 and 2021.

Tax Fees. Tax fees for fiscal years 2022 and 2021 consist of fees billed for tax planning and advice services.

All Other Fees. All other fees for fiscal years 2022 and 2021 incurred is due to the use of subscription-based accounting research and disclosure checklist tools.

Auditor Independence

Pursuant to its charter and the policy described further below, our Audit Committee pre-approves audit and non-audit services rendered by our independent public accounting firm, PricewaterhouseCoopers LLP. Our Audit Committee has determined that the rendering of non-audit services for tax compliance, tax planning and tax consulting advice by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

Our Audit Committee’s policy is to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by our Audit Committee prior to the completion of the audit.

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

(Proposal No. 3)

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, or NEOs, as we have described it in the “Executive and Director Compensation and Related Information-Compensation Discussion and Analysis” section of this proxy statement and the related executive compensation tables. Our executive compensation programs are designed to enable us to recruit, retain and develop effective management talent, who are critical to our success.

The Compensation Committee believes that our executive compensation programs are designed appropriately to reward performance with responsible and balanced incentives and to align management’s interests with our stockholders’ interests to support long-term value creation. Such programs reward our NEOs for the achievement of specific annual and long-term goals, including overall Company and performance goals and the realization of increased stockholder value. Consistent with these principles, a significant portion of our NEOs’ compensation is in the form of performance-based annual cash and equity incentives that are variable, at risk and tied directly to the Company’s measurable performance. We are also committed to maintaining good corporate governance standards with respect to our compensation program, procedures and practices. We urge our stockholders to review the “Executive and Director Compensation and Related Information—Compensation Discussion and Analysis” section of this proxy statement and the related executive compensation tables for more information.

The Board has determined to hold a “say-on-pay” advisory vote every year. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking our stockholders to approve, on an advisory, non-binding basis, the following resolution at the 2022 annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of its NEOs, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. Although non-binding, the Compensation Committee and the Board will review and consider the voting results when making future decisions regarding our executive compensation programs. Unless the Board modifies its determination on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2023 Annual Meeting.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

ADVISORY VOTE TO APPROVE THE FREQUENCY OF AN ADVISORY VOTE ON SAY-ON-PAY (“SAY-ON-PAY FREQUENCY”)

(Proposal No. 4)

The Dodd-Frank Act added Section 14A of the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, for their preference as to whether future advisory votes on the compensation of our named executive officers (of the nature reflected in Proposal No. 3 above, and commonly referred to as “Say-on-Pay”) should occur every one, two or three years (commonly referred to as “Say-on-Frequency”).

At our 2016 annual meeting, our stockholders approved a Say-on-Frequency proposal calling for annual Say-on-Pay advisory votes on named executive officer compensation. The Company has held advisory Say-on-Pay votes on the compensation of our named executive officers at every subsequent annual meeting.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year remains the most appropriate policy for us at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually, and holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation disclosures. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters (including our practice of having all directors elected annually and annually providing stockholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

This Say-on-Frequency vote is advisory, which means that the vote on frequency is not binding on us, our Board or our Compensation Committee. Notwithstanding our Board recommendation on frequency or the outcome of the stockholder vote on this Proposal, our Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to our compensation programs.

The Board has determined to hold a Say-on-Pay advisory vote every year. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking our stockholders to approve, on an advisory, non-binding basis, the following Say-on-Frequency resolution at the 2022 annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the preferred frequency for future advisory votes on the compensation of our named executive officers should be every one year.”

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR “ONE YEAR” AS THE FREQUENCY FOR FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

ANNUAL REPORT AND AVAILABLE INFORMATION

Our annual report containing audited financial statements for our fiscal years ended March 31, 2022 and 2021 accompanies this proxy statement. Such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material. Our internet website address is www.nextgen.com. We make our periodic and current reports, together with amendments to these reports, available on our internet website, free of charge, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. You may access such filings in the “Investor Relations” section of our website. Members of the public may also read and copy any materials we file with, or furnish to, the SEC at its Public Reference Room at 100 F Street, NE, Washington, DC 20549. To obtain information on the operation of the Public Reference Room, please call the SEC at 1-800-SEC-0330. The SEC maintains an internet site at www.sec.gov that contains the reports, proxy statements and other information that we file electronically with the SEC. The information on our internet website is not incorporated by reference into this Proxy Statement. Our common stock trades on the Nasdaq Global Select Market under the symbol “NXGN.”

Stockholders may obtain free of charge a copy of our latest annual report (without exhibits) as filed with the SEC by writing to: Investor Relations, NextGen Healthcare, Inc., 3525 Piedmont Rd., NE, Building 6, Suite 700, Atlanta, Georgia or calling (949) 255-2600. In addition, all of our public filings, including our annual report, can be found free of charge on the SEC’s website at www.sec.gov.

Submitting a Stockholder Proposal for the 2023 Annual Meeting

SEC Regulation

Pursuant to Rule 14a-8 promulgated under the Exchange Act, proposals by stockholders that are intended for inclusion in our proxy statement and proxy and to be presented at our next year’s (i.e. 2023) annual meeting must be received by us by March 13, 2023, and must otherwise comply with Rule 14a-8. Such proposals should be addressed to our Corporate Sectary and, while our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Company Bylaws

Our Bylaws provide that for nominations or other business to be properly brought before meeting of stockholders by a stockholder, any such proposed business must constitute a proper matter for stockholder action and the stockholder must have given timely notice thereof, including providing certain information regarding the stockholder making such proposal and regarding the nominee or business proposed by the stockholder, in writing to our Corporate Secretary. If a stockholder intends to present a proposal for consideration at the 2023 Annual Meeting that will not be included in our proxy statement pursuant to the procedures contemplated in our Bylaws, outside the processes of Rule 14a-8, the stockholder must provide timely notice to our Corporate Secretary at the principal executive office of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to August 17, 2023, provided that if the date of the 2023 Annual Meeting is more than thirty (30) days before or more than sixty (60) days after August 17, 2023, notice by a stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to August 17, 2023 or, if later, the tenth (10th) day following the day on which public disclosure of the date of the 2023 Annual Meeting is first made by the Company. Notice received outside of these dates is considered untimely. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our Bylaws and the proposal must contain the specific information required by our Bylaws.

Proxy Access Nominees

Our Bylaws allow a single stockholder or group of no more than twenty (20) stockholders who have held at least three percent (3%) of our common stock for at least three (3) years to submit director nominees (not to exceed the greater of two (2) or 20% of the Board) for inclusion in our Proxy Statement if the stockholder(s) and nominee(s) satisfy the requirements specified in our Bylaws. To be timely, a stockholder’s nomination notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not less than one hundred and twenty (120) days nor more than one hundred and fifty days (150) days prior to July 13, 2023; provided, however, that in the event that the annual meeting is called for a date that is more than thirty (30) days before or sixty (60) days after the anniversary of the preceding year’s annual meeting, in order to be timely the nomination notice must be so received not later than the close of business on the later of one hundred and twenty (120) days in advance of such annual meeting or ten (10) days following the day on which public disclosure of the date of the annual meeting was made. Any stockholder’s nomination notice must comply with the specific procedures set forth in our Bylaws and the nomination must contain the specific information required by our Bylaws.

Proposals Pursuant to Rule 14a-9

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-9 under the Exchange Act no later than June 18, 2022.

We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2023 Annual Meeting. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.

General Information Relating to Stockholder Proposals and Nominations

Any stockholder who wishes to submit a stockholder proposal or to nominate a director nominee should send such proposal or nomination to our principal executive office at NextGen Healthcare, Inc., Attention: Corporate Secretary, 3525 Piedmont Rd., NE Building 6, Suite 700, Atlanta, GA 30305. You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. The Company’s Bylaws also are available on our website at www.nextgen.com under “Corporate Governance”

The chair of the annual meeting has the sole authority to determine whether any nomination or other proposal has been properly brought before the meeting in accordance with our Bylaws. If we receive a proposal other than pursuant to Rule 14a-8 or a nomination for the 2023 Annual Stockholders’ Meeting, and such nomination or other proposal is not delivered within the time frame specified in our Bylaws, then the person(s) appointed by the Board and named in the proxies for the 2023 Annual Stockholders’ Meeting may exercise discretionary voting power if a vote is taken with respect to that nomination or other proposal.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has implemented rules regarding the delivery of proxy materials (that is, annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to stockholders) to households. This method of delivery, often referred to as “householding,” would permit us to send a single annual report and/or a single proxy statement to any household in which two or more stockholders reside if we believe those stockholders are members of the same family or otherwise share the same address or that one stockholder has multiple accounts. In each case, the stockholder(s) must consent to the householding process. Each stockholder would continue to receive a separate notice of any meeting of stockholders and proxy card. The householding procedure reduces the volume of duplicate information you receive and reduces our expenses. We may institute householding in the future and will notify registered stockholders who would be affected by householding at that time.

Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own common shares of NextGen Healthcare, Inc., you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our latest annual report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER MATTERS

Our Board does not intend to present any business at the annual meeting other than the matters described in this proxy statement. If any other matters are presented properly for action at the annual meeting or at any adjournments or postponements thereof, it is intended that the proxy will be voted with respect thereto by the proxy holders in accordance with the instructions and at the discretion of our Board or a properly authorized committee thereof.

By Order of the Board of Directors,

NEXTGEN HEALTHCARE, INC.

NEXTGEN HEALTHCARE, INC. ATTN: JEFFREY D. LINTON GENERAL COUNSEL AND SECRETARY 3525 PIEDMONT RD., NE BUILDING 6 SUITE 700, ATLANTA, GEORGIA SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 08/16/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 08/16/2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Craig A. Barbarosh 1b. George H. Bristol 1c. Darnell Dent 1d. Julie D. Klapstein 1e. Jeffrey H. Margolis 1f. Geraldine McGinty 1g. Morris Panner 1h. Pamela Puryear 1i. David Sides The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2023 3. Advisory vote to approve the compensation for our named executive officers. The Board of Directors recommends you vote 1 YEAR on the following proposal: 4. Advisory vote to approve the frequency of the advisory vote on executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000575499_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com NEXTGEN HEALTHCARE, INC. PROXY FOR 2022 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints Jeffrey D. Linton and James R. Arnold, Jr., and each of them, individually, as attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of NextGen Healthcare, Inc. (“NextGen Healthcare”) held of record by the undersigned as of July 6, 2022 at the Annual Meeting of Shareholders of NextGen Healthcare to be held at 18101 Von Karman Ave, Suite 200, Irvine, CA 92612 on August 17, 2022, at 9:00 a.m. Pacific time and at all adjournments and postponements thereof (the “Annual Meeting”), upon the following matters, which are described in NextGen Healthcare’s Proxy Statement for the Annual Meeting. NextGen Healthcare’s Board of Directors recommends shareholders vote “FOR” all of the directors in Proposal 1, “FOR” Proposals 2 and 3, and “ONE YEAR” for Proposal 4. In accordance with the discretion and at the instruction of the Board of Directors or an authorized committee thereof, the proxy holder is authorized to act upon all matters incident to the conduct of the meeting and upon other matters that properly come before the meeting subject to the conditions described in NextGen Healthcare’s Proxy Statement concerning the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any nominee named on the reverse side declines or is unable to serve as a director, the persons named as proxies shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof. Continued and to be signed on reverse side 0000575499_2 R1.0.0.24